Execution Version

STRATEGIC ALLIANCE AGREEMENT
by and among
Hooper Holmes, Inc.,
Heritage Labs International, LLC,
Mid-America Agency Services, Incorporated,
as Sellers,
and
Clinical Reference Laboratory, Inc.,
as Buyer

Dated April 16, 2014

21619879v1

Page

ARTICLE 1	DEFINITIONS AND USAGE 2

1.1	Definitions 2

1.2	Usage 10

ARTICLE 2	SALE AND TRANSFER OF ASSETS; CLOSING 11

2.1	Purchased Assets 11

2.2	Excluded Assets 12

2.3	Consideration 13

2.4	Liabilities 14

2.5	Allocation 14

2.6	Closing 14

2.7	Closing Obligations 14

2.8	Customer Contracts Not Assigned at Closing 16

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLERS 17

3.1	Organization and Good Standing 17

3.2	Enforceability; Authority; No Conflict 17

3.3	Financial Statements 18

3.4	Books and Records 19

3.5	Customers 19

3.6	Sufficiency of Assets 19

3.7	Regulatory Compliance 19

3.8	Title to Assets; Encumbrances 19

3.9	Condition of Tangible Personal Property; IT Systems 20

i

(continued)
Page

3.10	Inventories 20

3.11	Taxes 20

3.12	No Material Adverse Effect 21

3.13	Employee Benefits 21

3.14	Compliance with Legal Requirements; Governmental Authorizations 22

3.15	Legal Proceedings; Orders 23

3.16	Absence of Certain Changes and Events 24

3.17	Contracts; No Defaults 24

3.18	Employees 26

3.19	Labor Disputes; Compliance 27

3.20	Intellectual Property Assets 28

3.21	Relationships with Related Persons 31

3.22	Brokers or Finders 31

3.23	Solvency 31

3.24	Disclosure 32

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER 32

4.1	Organization and Good Standing 32

4.2	Authority; No Conflict 32

4.3	Certain Proceedings 33

4.4	Brokers or Finders 33

4.5	Sufficiency of Funds 33

ARTICLE 5	COVENANTS OF SELLERS BEFORE CLOSING 33

(continued)
Page

5.1	Access and Review 33

5.2	Operation of the Business 34

5.3	Negative Covenant 35

5.4	Required Approvals 35

5.5	Notification 36

5.6	No Negotiation 36

5.7	Best Efforts 41

5.8	Interim Financial Statements 41

5.9	Change of Name 41

5.10	Payment of Liabilities 41

5.11	Transitional Services Agreement 41

5.12	Lenexa Sublease 42

5.13	Omaha Facility 42

5.14	Administrative Services SOW 42

5.15	License Agreement 42

ARTICLE 6	COVENANTS OF BUYER BEFORE CLOSING 42

6.1	Required Approvals 42

6.2	Best Efforts 42

6.3	Transitional Services Agreement 42

6.4	Administrative Services SOW 42

6.5	License Agreement 42

(continued)
Page

ARTICLE 7	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE 43

7.1	Accuracy of Representations and Warranties 43

7.2	Sellers’ Performance 43

7.3	Additional Documents 43

7.4	No Proceedings 43

7.5	No Injunction 44

7.6	No Conflict 44

7.7	Limited Laboratory and Administrative Services Agreement 44

7.8	WARN Act 44

ARTICLE 8	CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE 44

8.1	Accuracy of Representations and Warranties 44

8.2	Buyer’s Performance 44

8.3	Consents 44

8.4	No Injunction 44

8.5	Limited Laboratory Services Agreement 45

ARTICLE 9	TERMINATION 45

9.1	Termination Events 45

9.2	Effect of Termination 46

9.3	Termination Fee; Expenses 46

ARTICLE 10	ADDITIONAL COVENANTS 47

(continued)
Page

10.1	Employees and Employee Benefits 47

10.2	Payment of Taxes Owed from Sale of Assets by Seller 49

10.3	Payment of other Retained Liabilities 49

10.4	Reports and Returns 50

10.5	Assistance in Proceedings 50

10.6	Noncompetition, Nonsolicitation and Nondisparagement 50

10.7	Customer and Other Business Relationships 52

10.8	Retention of and Access to Records 52

10.9	Remittance of Payments Received 52

10.10	Use of Name 52

10.11	Further Assurances 52

ARTICLE 11	INDEMNIFICATION; REMEDIES 52

11.1	Survival 52

11.2	Indemnification and Reimbursement by Sellers 53

11.3	Indemnification and Reimbursement by Buyer 54

11.4	Time Limitations 55

11.5	Limitation on Amounts 55

11.6	Third-Party Claims 55

11.7	Other Claims 57

11.8	Other Limitations 58

11.9	Indemnification in case of Strict Liability or Indemnitee Negligence 59

ARTICLE 12	CONFIDENTIALITY 59

v

(continued)
Page

12.1	Definition of Confidential Information 59

12.2	Restricted Use of Confidential Information 60

12.3	Exceptions 61

12.4	Legal Proceedings 61

12.5	Return or Destruction of Confidential Information 62

12.6	Attorney-Client Privilege 62

ARTICLE 13	GENERAL PROVISIONS 63

13.1	Expenses 63

13.2	Public Announcements 63

13.3	Notices 63

13.4	Jurisdiction; Service of Process 64

13.5	Enforcement of Agreement 64

13.6	Waiver; Remedies Cumulative 65

13.7	Entire Agreement and Modification 65

13.8	Disclosure Schedule 65

13.9	Assignments, Successors and No Third-Party Rights 66

13.10	Severability 66

13.11	Construction 66

13.12	Governing Law 66

13.13	Execution of Agreement 66

13.14	Seller Obligations 66
TABLE OF EXHIBITS

(continued)
Page

Exhibit    Name

2.5        Purchase Price Allocation
2.7(a)(i)    Form of Bill of Sale
2.7(a)(ii)    Form of Assignment and Assumption Agreement
2.7(a)(iii)    Forms of IP Assignments
5.15        Form of License Agreement
8.3        Sellers’ Consents Required

TABLE OF SCHEDULES

STRATEGIC ALLIANCE AGREEMENT
This Strategic Alliance Agreement (“Agreement”) is dated as of April 16, 2014, by and among Clinical Reference Laboratory, Inc., a Kansas corporation (“Buyer”), Heritage Labs International, LLC, a Kansas limited liability company (“HLI”), Hooper Holmes, Inc., a New York corporation (“HH”), and Mid-America Agency Services, Incorporated, a Nebraska corporation (“MAS”). HLI, HH and MAS are individually a “Seller” and collectively the “Sellers” for purposes of this Agreement. Buyer and each of the Sellers are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”
Recitals
HLI and MAS are wholly owned subsidiaries of HH.
HLI is engaged in the business of (a) providing laboratory testing services (tests of blood, urine and oral fluid specimens), (b) conducting biostatistical data analysis, (c) assembling and selling blood, urine, Dried Blood Spot and saliva kits to paramedical examination customers and other customers for use in the collection and transportation of blood, urine and oral fluid specimens, (d) providing custom-designed specimen collection kits for specialized clinical and medical trials, and (e) using blood, urine and oral fluid test results in connection with life insurance underwriting process, biometric screening and health insurance underwriting activities (collectively, the “HLI Business”).
MAS is engaged in the business of (i) collecting and providing applicant health information to insurance company underwriters through telephonic interviews of insurance candidates, retrieval and inspections of medical records, fraud detection searches, credit checks and employment verification; and (ii) providing risk management consultative support and underwriting services to insurance companies (collectively, the “HHS Business”, together with the HLI Business, the “Business”).
Sellers desire to sell, and Buyer desires to purchase, the Assets (as defined in this Agreement) of Sellers for the consideration and on the terms set forth in this Agreement.
HH is also engaged in certain other businesses, including without limitation the business of: organizing health and wellness events; performing biometric screenings; administering health risk assessments; compiling data and analytics on screening participants for individual use and for aggregated purposes including risk assessments and risk management services, sourcing and training health professionals to perform the biometric screenings; and providing participant coaching, managing and performing onsite wellness coaching; in each case for employers and health and care management companies, including wellness companies, disease management organizations, clinical research organizations and health plans as they manage the health services of corporate and government employees and plan participants (the “H&W Business”).
Sellers and Buyer also desire to enter into commercial arrangements for, among other things, the provision of certain laboratory services and other support services by Buyer to HH.

The parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS AND USAGE
1.1    Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
(a)     “Acquisition Proposal” is defined in Section 5.6(g).
(b)    “Active Employees” is defined in Section 10.1(a)(i).
(c)    “Agreed Amount” is defined in Section 11.7(b)(ii).
(d)    “Agreement” is defined in the first paragraph of this Agreement.
(e)    “Alternative Reimbursement” is defined in Section 11.8(a).
(f)    “Assets” is defined in Section 2.1.
(g)    “Assignment and Assumption Agreement” is defined in Section 2.7(a)(ii).
(h)    “Assumed Liabilities” is defined in Section 2.4(a).
(i)    “Balance Sheet” is defined in Section 3.3(a).
(j)    “Best Efforts” means the commercially reasonable efforts a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would adversely affect the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds, incur any other material burden or make any commitment to do any of the foregoing.
(k)    “Bill of Sale” is defined in Section 2.7(a)(i).
(l)    “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
(m)    “Business” is defined in the Recitals.

(n)    “Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in the State of Kansas are permitted or required to be closed.
(o)    “Buyer” is defined in the first paragraph of this Agreement.
(p)    “Buyer Contact” is defined in Section 12.2(a)(iii).
(q)    “Buyer Expenses” is defined in Section 9.3.
(r)    “Buyer Group” is defined in Section 5.1(a).
(s)    “Buyer Indemnified Persons” is defined in Section 11.2.
(t)    “Buyer’s Closing Documents” is defined in Section 4.2(a).
(u)    “Claimed Amount” is defined in Section 11.7(a)(i).
(v)    “Claim Notice” is defined in Section 11.7(a).
(w)    “Closing” is defined in Section 2.6.
(x)    “Closing Date” means the date on which the Closing actually takes place.
(y)    “COBRA” is defined in Section 10.1(c)(iii).
(z)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(aa)    “Competing Business” is defined in Section 3.21(a).
(bb)    “Confidential Information” is defined in Section 12.1(a).
(cc)    “Consent” means any approval, consent, ratification, waiver or other authorization.
(dd)    “Contemplated Transactions” means all of the transactions contemplated by this Agreement.
(ee)    “Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding, other than any Contract relating to any Employee Plan.
(ff)    “Copyrights” is defined in Section 3.20(a)(iii).
(gg)    “Customer Contract” and “Customer Contracts” are defined in Section 3.17(a)(i).

(hh)    “Damages” is defined in Section 11.2.
(ii)    “Data Room” is the electronic data room maintained by RR Donnelley on Sellers’ behalf.
(jj)    “Disclosing Party” is defined in Section 12.1(a).
(kk)    “Disclosure Schedule” means the Disclosure Schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, which Disclosure Schedule is incorporated into this Agreement by this reference.
(ll)    “Effective Time” means 12:01 a.m. on the Closing Date.
(mm)    “Employee Plan” and “Employee Plans” are defined in Section 3.13(a)(ii).
(nn)    “Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.
(oo)    “End Date” is defined in Section 9.1(f).
(pp)    “ERISA” is defined in Section 3.13(a).
(qq)    “ERISA Affiliate” is defined in Section 3.13(a)(i).
(rr)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(ss)    “Excluded Assets” is defined in Section 2.2.
(tt)    “Financial Statements” is defined in Section 3.3.
(uu)    “Fundamental Representations” is defined in Section 11.4(a).
(vv)    “GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.
(a)    “Good Reason” means either (i) the termination of the LLASA either (A) by HH upon the breach of such agreement by Buyer or (B) by Buyer without cause, or (ii) the partial termination of the LLASA by HH pursuant to Section 3(b)(iii) of the LLASA.
(b)    “Governing Documents” means, with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.
(c)    “Governmental Authorization” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or under any Legal Requirement.
(d)    “Governmental Body” means any: (i) nation, state, county, city, town, borough, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (vi) official of any of the foregoing.
(e)    “H&W Business” is defined in the Recitals.
(f)    “HH” is defined in the first paragraph of this Agreement.
(g)    “HHS Business” is defined in the Recitals.
(h)    “Hired Active Employees” is defined in Section 10.1(a)(i).
(i)    “HLI” is defined in the first paragraph of this Agreement.
(j)    “HLI Business” is defined in the Recitals.
(k)    “Indemnified Person” means as defined in Section 11.6(a).
(l)    “Indemnifying Person” means as defined in Section 11.6(a).
(m)    “Intellectual Property Assets” is defined in Section 3.20(a).
(n)    “Inventories” means all inventories of Sellers of products sold in the Business or supplies and materials used in the Business, including collection kits and laboratory reagents, wherever located; provided, however, that for the avoidance of doubt, “Inventories” shall not include any inventories of Sellers used in connection with the Retained Kit Assembly Business and related supplies or materials of Sellers used in connection with the H&W Business.
(o)    “IP Assignments” is defined in Section 2.7(a)(iii).
(p)    “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
(q)    “IT Systems” is defined in Section 3.9(b).
(r)    “Knowledge” (i) an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter assuming careful review of this Agreement and reasonable inquiry; (ii) “Knowledge of Sellers,” “Sellers’ Knowledge” and other correlative terms mean the Knowledge of the individuals named on Part 1.1(nnn)(ii); and (iii) “Knowledge of Buyer,” Buyer’s Knowledge” and other correlative terms mean the Knowledge of the individuals named on Part 1.1(nnn)(iii).
(s)    “Lease” means any lease of real property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any Seller is a party, and any other Contract pertaining to the leasing or use of any Tangible Personal Property.
(t)    “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
(u)    “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
(v)    “License Agreement” is defined in Section 5.15.
(w)    “LIMS Data” is defined in Section 2.1(e).
(x)    “LLASA” is defined in Section 7.7.
(y)    “Marks” is defined in Section 3.20(a)(i).
(z)    “MAS” is defined in the first paragraph of this Agreement.
(aa)    “Material Adverse Effect” means any change, occurrence, development or effect that, individually or taken together with all other such changes, occurrences, developments or effects that have occurred prior to the date of determination of the

Material Adverse Effect, as applicable, has had or could reasonably be expected to have a material adverse change to or effect on the Business or the Assets, or a material adverse change to or effect on the ability of Sellers to perform their obligations under this Agreement, in each case, other than any effect caused by or arising out of
(i)    any event, change, or development in general economic or political conditions or financial or capital markets;
(ii)    any change to GAAP (or interpretation thereof) or Legal Requirements;
(iii)    any event, change, or development resulting from natural disasters, hostilities, acts of war, sabotage or terrorism;
(i)    the announcement of this Agreement or the pendency or consummation of the Contemplated Transactions, including (1) the identity of Buyer or (2) any HLI Business employee attrition or any loss, diminution or disruption of Sellers’ business or relationship with existing or prospective clients, customers or suppliers, in each case to the extent resulting from the public announcement of this Agreement or the pendency of the Contemplated Transactions;
(ii)    any action taken by Sellers at the written request of Buyer or with Buyer’s written consent (including the deferral or cancellation of implementation of programs intended to achieve cost savings in the Business); and
(iii)    change in the Business’s industry or in markets generally, so long as, in the case of each of clauses (i), (ii), (iii) and (vi) such matters do not adversely affect Sellers’ Business or the Assets in a materially disproportionate manner relative to other companies operating in the Business.
(bb)    “Material Contracts” means those Contracts of Sellers relating to the Business providing for payments in excess of $50,000 per annum.
(cc)    “Material Customers” means those Customers of the Business from which Sellers realized gross revenue in calendar year 2013 equal to or exceeding $50,000.
(a)    “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person (other than another Seller).

(a)    “Material Suppliers” means those suppliers of the Business from which Sellers purchased supplies for the Business in calendar year 2013 in amounts equal to or exceeding $50,000.
(b)    “Net Cash Consideration” is defined in Section 2.3.
(c)    “Net Names” is defined in Section 3.20(a)(vi).
(d)    “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
(e)    “Ordinary Course of Business” with respect to any Person means an action taken by such Person that:
(i)    is consistent in all material respects in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and
(ii)    does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.
(f)    “Other Businesses” means the (x) H&W Business, (y) the Retained Kit Assembly Business and (z) such other businesses that Sellers engage in from time to time other than the Business, in the case clauses (x) and (z) above, to the extent they are not Competing Businesses.
(g)    “Other Claim” is defined in Section 11.7(a).
(h)    “Part” means a part or section of the Disclosure Schedule.
(i)    “Party” and “Parties” are defined in the Preamble.
(j)    “Patents” is defined in Section 3.20(a)(ii).
(k)    “Permitted Encumbrance” means: (i) encumbrances which do not materially and adversely affect the use, operation or disposition of the property subject thereto; (ii) statutory or contractual liens of landlords under Leases pursuant to which any Seller is a lessee and not in material default; and (iii) liens arising solely by action of Buyer.
(l)    “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

(m)    “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
(n)    “Prudential” means The Prudential Insurance Company of America.
(o)    “Purchase Price” is defined in Section 2.3.
(p)    “Receiving Party” is defined in Section 12.1(a).
(q)    “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
(r)    “Related Person” means a director, officer, agent or, with respect to an individual, an immediate family member (spouse, parent, child or sibling) of such Person or any Person, to Sellers’ Knowledge, that holds a Material Interest in such Person.
(s)    “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person or any Person, to Sellers’ Knowledge, that holds a Material Interest in such Person.
(t)    “Restricted Period” is defined in Section 10.6(a).
(u)    “Retained Kit Assembly Business” means the business of (i) assembling for, acquiring for sale to, and selling to, third party customers (x) FDA Class 3 registered devices and (y) the Aripiprazole Demo Kit (for OAPI only), and (ii) assembling or acquiring wellness collection kits for use in connection with sample collection services as part of the H&W Business.
(v)    “Retained Liabilities” is defined in Section 2.4(b).
(w)    “Seller” and “Sellers” are defined in the Preamble of this Agreement.
(x)    “Seller Adverse Recommendation Change” is defined in Section 5.6(e).
(y)    “Seller Contact” is defined in Section 12.2(a)(iii).
(z)    “Seller’s Closing Documents” is defined in Section 3.2(a).
(aa)    “Seller Representatives” is defined in Section 5.6(a).
(bb)    “Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
(cc)    “SOW” is defined in Section 5.14.
(dd)    “Superior Proposal” is defined in Section 5.6(h).
(ee)    “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by any Seller (wherever located and whether or not carried on such Seller’s books) and used primarily in the Business, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
(ff)    “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
(gg)    “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
(hh)    “Termination Fee” is defined in Section 9.3(a).
(ii)    “Third Party” means a Person that is not a party to this Agreement.
(jj)    “Third-Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.
(kk)    “Trade Secrets” is defined in Section 3.20(a)(v).
(ll)    “TSA” is defined in Section 5.11.
(mm)    “WARN Act” is defined in Section 3.18(b).

1.2    Usage.
(a)    Interpretation. In this Agreement, unless a clear contrary intention appears:
(i)    the singular number includes the plural number and vice versa;
(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii)    reference to any gender includes each other gender;
(iv)    reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v)    reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
(vi)    “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;
(vii)    “or” is used in the inclusive sense of “and/or”;
(viii)    with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
(ix)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.
(b)    Accounting Terms and Determinations. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted and all accounting determinations under this Agreement shall be made in accordance with GAAP.
(c)    Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation of this Agreement.

ARTICLE 2
SALE AND TRANSFER OF ASSETS; CLOSING
2.1    Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and effective as of the Effective Time, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Encumbrances, all of Sellers’ respective rights, title and interest in and to all of the property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, belonging to any Seller and used in the Business, as well as any goodwill associated therewith (collectively, the “Assets”), including the following as they relate to, or are used in, the Business:
(d)    all Tangible Personal Property, including those items described in Part 2.1(a), but expressly excluding the items set forth on Part 2.2(b);
(e)    all Inventories of Sellers as they exist on the Closing Date, other than those Inventories set forth on Part 2.2(c);
(f)    all Customer Contracts, including those listed in Part 3.17(a), all outstanding offers or solicitations made by or to any Seller to enter into any Customer Contract, and all Records and specimens required under any Customer Contract or by any Legal Requirement to be maintained by any Seller;
(a)    the Contracts of Sellers that both (i) are not Customer Contracts and (ii) are listed on Part 2.1(d);
(b)    all data and Records related to the operations of the Business, including client and customer lists and Records, customer samples and related Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(k); provided that Sellers shall be entitled to retain, subject to compliance with the terms and conditions of Sellers’ confidentiality obligations hereunder, archival and production copies of any such data and Records, including but not limited to the archival and production copy of the data as of the Closing contained in the software system commonly known as the Laboratory Information Management System (the “LIMS Data”);
(a)    all of the intangible rights and property of Sellers, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings used in the conduct of the Business and those items listed in Parts 3.20(d), (e), (g) and (h), other than the Intellectual Property Assets set forth on Part 2.2(o); and

(b)    all other properties and assets of every kind, character, and description, tangible or intangible, owned by any Seller and primarily used or held for use in connection with the Business, whether or not similar to the items specifically set forth above.
Notwithstanding the foregoing, the transfer of the Assets under this Agreement shall not include (A) the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability under Section 2.4(a) or (B) any of the Excluded Assets described in Section 2.2.
2.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated under this Agreement, are excluded from the Assets and shall remain the property of Sellers after the Closing:
(a)    all cash, cash equivalents and short-term investments;
(b)    the items of Tangible Personal Property set forth on Part 2.2(b);
(c)    the Inventories set forth on Part 2.2(c);
(d)    all accounts receivable of Sellers;
(e)    all minute books, stock Records and corporate seals;
(f)    all Governmental Authorizations and all pending applications therefor or renewals thereof, including those listed in Part 3.14(b);
(g)    the shares of capital stock of Sellers;
(h)    all rights of Sellers relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof, including those listed in Part 2.2(h);
(i)    all insurance policies and rights thereunder;
(j)    all of the Customer Contracts listed in Part 2.2(j) and all other Contracts of Sellers that either are not Customer Contracts or are not listed on Part 2.1(d); and
(k)    all Records (including personnel Records) that Sellers are required by law to retain in their possession, and an archival copy of all data and Records as contemplated by Section 2.2(g);
(l)    all claims for refund of Taxes and other governmental charges of whatever nature;
(m)    except as provided in Section 10.1 of this Agreement, all rights in connection with and assets of the Employee Plans;

(n)    all rights of Sellers under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement or any other agreements, documents or instrument entered into in connection herewith;
(o)    all data collected from customers and other participants in connection with the health and wellness screening and other specimen collection activities conducted by the H&W Business, and such other Intellectual Property Assets set forth in Part 2.2(o);
(p)    the property and assets described in Part 2.2(p);
(q)    the “Hooper Holmes” trademark and tradename;
(r)    the real property interests of Sellers in Basking Ridge, New Jersey, Olathe, Kansas and such other real property interests as set forth on Part 2.2(r); and
(s)    the Other Businesses and all assets primarily used therein (for clarity, Part 2.2(p) lists all such assets that are also used in the Business).
2.3    Consideration. The consideration for the Assets (the “Purchase Price”) shall be (a) Three Million Seven Hundred Thousand dollars ($3,700,000) (the “Net Cash Consideration”) and (b) the assumption of the Assumed Liabilities.
2.4    Liabilities.
(a)    Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the Liability of any Seller arising after the Effective Time under each Contract described in either Section 2.1(c) or Section 2.1(d) (including any such Contract that is entered into by any Seller after the date of this Agreement in accordance with this Agreement), but only to the extent such Contract is assigned by such Seller to Buyer under this Agreement as of the Effective Time, and excluding any Liability arising out of or relating to a Breach that occurred before the Effective Time (the “Assumed Liabilities”).
(b)    Retained Liabilities. “Retained Liabilities” shall mean every Liability of Sellers other than the Assumed Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers.
2.5    Allocation. The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Sellers within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor any Seller shall contend or represent that such allocation is not a correct allocation except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign laws). Sellers or Buyer, as the case may be, shall promptly notify the other if any tax authority disputes the allocation.
2.6    Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place on the first Business Day that is two (2) Business Days after the satisfaction or waiver of all conditions to Closing identified in ARTICLE 7 or in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of such conditions), or if the parties agree to another date in writing, then on such other mutually agreed upon date. Subject to ARTICLE 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined under this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to ARTICLE 9. The Closing shall be held at the offices of Lathrop & Gage LLP, 2345 Grand Boulevard, Kansas City, Missouri 64108, commencing at 10:00 a.m. (local time) on the Closing Date, or at such other time and location as Sellers and Buyer mutually agree.
2.7    Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(a)    Sellers’ Deliveries. Sellers shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:
(i)    a bill of sale for all of the Assets that are Tangible Personal Property substantially in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”), duly executed by Sellers;
(ii)    an assignment of all of the Assets that are intangible property substantially in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Sellers;
(iii)    assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights substantially in the form of Exhibits 2.7(a)(iii)(A), 2.7(a)(iii)(B) and 2.7(a)(iii)(C) (collectively, the “IP Assignments”), duly executed by Sellers;
(iv)    the License Agreement, duly executed by HLI;
(v)    the TSA, duly executed by Sellers;
(vi)    an electronic copy of the Data Room as it exists as of the Closing;
(vii)    such other documents and other instruments of transfer and conveyance that Buyer reasonably requests, each in form and substance reasonably satisfactory to Buyer, Sellers and their respective legal counsel and duly executed by Sellers and Buyer;
(viii)    the LLASA, duly executed by HH;
(ix)    a certificate executed by Sellers as to the accuracy of their representations and warranties as required under Section 7.1 and as to their compliance with and performance of their covenants and obligations as required under Section 7.2; and
(x)    a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, and attaching, all requisite resolutions or actions of each Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of such Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Sellers required to effect such change of name in form sufficient for filing with the appropriate Governmental Body.
(b)    Buyer’s Deliveries. Buyer shall deliver to Sellers:
(i)    An amount equal to the Net Cash Consideration by wire transfer to an account or accounts specified by Sellers in a writing delivered to Buyer at least three (3) Business Days before the Closing Date;
(ii)    the Assignment and Assumption Agreement, duly executed by Buyer;
(iii)    the LLASA, duly executed by Buyer;
(iv)    the TSA, duly executed by Buyer or its assignee;
(v)    the License Agreement, duly executed by Buyer;
(i)    applicable sales tax resale certificates with respect to the Inventories being purchased pursuant to this Agreement;
(ii)    a certificate executed by Buyer as to the accuracy of its representations and warranties as required under Section 8.1 and as to its compliance in all material respects with and performance of its covenants and obligations as required under Section 8.2; and
(iii)    a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this

Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.
2.1    Customer Contracts Not Assigned at Closing.
(c)    With respect to any Customer Contract that is intended to be assigned to, and assumed by, Buyer under this Agreement, but is not assignable (and therefore is not assigned) to Buyer at Closing, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Customer Contract, and following the Closing, the parties shall use their respective Best Efforts, and cooperate with each other, to obtain any Consent relating to each such Customer Contract as quickly as practicable.
(d)    Pending the obtaining of such Consent(s), the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such Customer Contract (net of all expenses incurred by Sellers in the Ordinary Course of Business with respect to such Customer Contract) for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of all rights of Seller against a third party thereunder, net of all costs, fees and expenses incurred to enforce such rights).
(e)    When all necessary Consents for the sale, assignment, assumption, transfer, conveyance and delivery of a Customer Contract described in clause (a) above are obtained, Sellers shall promptly assign, transfer, convey and deliver such Customer Contract to Buyer, and Buyer shall assume the obligations under such Customer Contract assigned to Buyer from and after the date of assignment to Buyer under a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers represent and warrant, jointly and severally, to Buyer as follows:
3.1    Organization and Good Standing. Each Seller:
(t)    is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts; and

(u)    is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.
3.2    Enforceability; Authority; No Conflict.
(a)    This Agreement constitutes the legal, valid and binding obligation of Sellers, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Sellers of each other agreement to be executed or delivered by any or all of Sellers at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Sellers who are parties thereto, enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar Legal Requirements affecting the enforcement of creditors’ rights generally. Each of Sellers have the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and such Seller’s Closing Documents, except as disclosed in Part 3.2(a) and such action has been duly authorized by all necessary action by such Seller’s board of directors and, to the extent required under applicable law, such Seller’s shareholders.
(b)    Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
(i)    Breach (A) any provision of any of the Governing Documents of any Seller or (B) any resolution adopted by the board of directors or the shareholders of any Seller;
(ii)    Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which any Seller, or any of the Assets, may be subject;
(iii)    Contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the Business;
(i)    Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or

(ii)    Result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
(c)    Except as set forth in Part 3.2(c), no Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
3.3    Financial Statements. Seller has delivered to Buyer the following financial statements (collectively, the “Financial Statements”):
(c)    the unaudited consolidated balance sheets of HH as at December 31, 2012 and December 31, 2013 (the “Balance Sheet”);
(d)    the unaudited consolidated and consolidating (separated for Attending Physician Statements, Physician Information Lines, tele-interviewing and inspections, underwriting, and gross margin expense and detail relating to the Prudential Contract) income statements of HHS for the years ending December 31, 2012, and December 31, 2013, and for the two month period ending February 28, 2014; and
(e)    the unaudited consolidated and consolidating (separated for laboratory services and kit gross margin expense and detail) income statements of HLI for the years ending December 31, 2012, and December 31, 2013, and for the two month period ending February 28, 2014.
Such Financial Statements fairly present (and the Financial Statements delivered under Section 5.8 will fairly present) the results of operations of the Business for the periods referred to in such Financial Statements, all in accordance with GAAP (subject, with respect to unaudited statements, to the absence of footnotes and year-end adjustments). Such Financial Statements reflect (and the Financial Statements delivered under Section 5.8 will reflect) the consistent application of such accounting principles throughout the periods involved. Such Financial Statements have been prepared (and the Financial Statements delivered under Section 5.8 will be prepared) from and are in accordance with the accounting Records of Sellers.
The documentation provided by Sellers to Buyer in Sections 1.1.5, 1.1.16, 1.2.9 and 1.2.12 of the Data Room is complete and accurate in all material respects (except with respect to 2014 estimated revenues in Sections 1.1.5 and 1.2.9, which information represents a reasonable forecast based on available information known to Sellers at the time such forecasts were prepared).
3.4    Books and Records. The books of account and other financial Records of Sellers relating to the Business or the Assets, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether Sellers are subject to that Section or not), including the maintenance of an adequate system of internal controls.

3.5    Customers.
Except as set forth in Part 3.5,
(i)    none of Sellers is engaged in any outstanding dispute or complaint with any of the Materials Customers of the Business, other than disputes or complaints arising in the Ordinary Course of Business; and
(ii)    to Sellers’ Knowledge, none of the Material Customers of the Business who were Material Customers of the Business as of January 1, 2014, have ceased or materially reduced, or intend to cease or materially reduce, their respective level of business with Sellers from the revenues attributable to such Material Customer during the 12 months ended December 31, 2013.
3.6    Sufficiency of Assets. Except as set forth in Part 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, reasonably necessary to operate the Business in the manner presently operated by Sellers and (b) include all of the operating assets of the Business.
3.7    Regulatory Compliance. Except as set forth in Part 3.7, there is not now issued, outstanding or, to Sellers’ Knowledge, threatened, any notice by any regulatory authority of any violation or compliance, or any application, complaint or proceeding relating to the Business or operations of the Business.
3.8    Title to Assets; Encumbrances. Sellers own good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Part 3.8. Sellers warrant to Buyer that, at the time of Closing, all of the Assets shall be free and clear of all Encumbrances, other than those arising solely by action of Buyer.
3.9    Condition of Tangible Personal Property; IT Systems.
(a)    Each item of Tangible Personal Property is in all material respects good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects. Except as disclosed in Part 3.9(a), no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Part 3.9(a), all Tangible Personal Property used in the Business is in the possession of Sellers.
(b)    Except as disclosed in Part 3.9(b), the information technology systems used by Sellers in the Business (including computer hardware and supporting equipment such as servers, communications equipment, terminals and hook-ups that interface with third party software or systems, the “IT Systems”):
(i)    have been properly maintained by technically competent personnel, in accordance in all material respects with applicable standards set by the manufacturers or, if such standards are not appropriate or available, otherwise in accordance with standards prudent in the pharmaceutical industry, to ensure proper operation, monitoring and use;
(ii)    are in good working condition to effectively perform all information technology operations necessary or advisable for the conduct of the Business; and
(iii)    provide sufficient redundancy and speed to meet standards prudent in the laboratory industry relating to high availability.
(c)    Sellers have taken commercially reasonable actions for the backup and recovery of the data and information critical to the conduct of the Business or that is required to be made available to third parties in the course of the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the Business.
3.10    Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Sellers except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Sellers as of the Closing Date, as the case may be. All of the Inventories have been valued at lower of average cost or market. Work-in-process Inventories are now valued, and will be valued on the Closing Date, at cost according to GAAP.
3.11    Taxes. Sellers have filed or caused to be filed on a timely basis all Tax Returns that were required to be filed under applicable Legal Requirements. All Tax Returns filed by Sellers are true, correct and complete in all material respects. Sellers have paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or under any assessment received by Sellers, except such Taxes, if any, as are listed in Part 3.11 and that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in HH’s balance sheet. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Sellers have no Knowledge of any reasonably foreseeable basis for assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Encumbrance.
3.12    No Material Adverse Effect. Except as described in Part 3.12, since December 31, 2013, there has not been any Material Adverse Effect and to Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect.
3.13    Employee Benefits.

(a)    Set forth in Part 3.13(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that
(i)    is or has been maintained or contributed to by any Seller or any person or entity that is or at any relevant time was considered a single employer with any Seller under Section 414 of the Code or Section 4001 of ERISA (such person or entity being referred to hereinafter as an “ERISA Affiliate”) or with respect to which any Seller or any ERISA Affiliate has or may have any liability, and
(ii)    provides benefits, or describes policies or procedures applicable to any current or former director, manager, officer, employee or service provider of any Seller or any ERISA Affiliate, or the dependents of any thereof, engaged in the Business, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (individually an “Employee Plan” and collectively the “Employee Plans”).
(b)    Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS and to Sellers’ Knowledge nothing has occurred or failed to occur that jeopardizes or could reasonably be expected to jeopardize the qualified status of such Employee Plan. None of Sellers nor any ERISA Affiliate maintains, participates in or contributes to, nor have any of them ever maintained, participated in or contributed to, any “multiemployer plan” (as defined in ERISA Section 3(37) or 4001(a)(3)) or any “pension plan” (as defined in Section 3(2) of ERISA) that is or has ever been subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code. To Sellers’ Knowledge, no event has occurred and no condition exists or will exist upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement that would subject any Seller or any of the Assets to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws in connection with any of the Employee Plans.
(c)    Except as set forth in Part 3.13(c), no Employee Plan exists that, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), would (i) result in severance pay, termination indemnity or any similar payment or any increase in compensation, severance pay, termination indemnity or any similar payment being made to any individual employed in the Business, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Employee Plans with respect to any individual employed in the Business or (iii) result in payments that would not be deductible under Section 280G of the Code.
(d)    There is no charge, complaint, claim, grievance, investigation, inquiry or controversy of any kind, pending or, to Sellers’ Knowledge, threatened, before any Governmental Body or arbitrator, relating to an alleged violation or breach by any Seller (or its officers, directors or managers) of any Employee Plan, or any law applicable thereto.
3.14    Compliance with Legal Requirements; Governmental Authorizations.
(a)    Except as set forth in Part 3.14(a):
(i)    Each Seller is, and at all times since January 1, 2011, has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;
(ii)    To Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may (A) constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply in all material respects with, any Legal Requirement or (B) give rise to any obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
(iii)    No Seller has received, at any time since January 1, 2011, any notice or other communication (whether written or, to Sellers’ Knowledge, oral) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement in connection with the Business or the Assets or (B) any actual, alleged, possible or potential obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with the Business or the Assets.
(b)    Part 3.14(b) contains a complete and accurate list of each Governmental Authorization that is held by each Seller and relates to the Business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.14(b) is in full force and effect in accordance with its terms. Except as set forth in Part 3.14(b):

(i)    Each Seller is, and at all times since January 1, 2011, has been, in compliance in all material respects with the terms and requirements of each Governmental Authorization identified in Part 3.14(b);
(ii)    To Sellers’ Knowledge, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed in Part 3.14(b) or (B) result in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed in Part 3.14(b); and
(c)    The Governmental Authorizations listed in Part 3.14(b) collectively constitute all of the Governmental Authorizations necessary to permit Sellers to lawfully conduct and operate the Business in the manner in which they conduct and operate the Business and to permit Sellers to own and use the Assets in the manner in which they own and use the Assets.
The representations and warranties contained in this Section 3.14 shall not relate to matters arising under the Code or ERISA, as such matters are covered by the representations and warranties contained in Sections 3.11 and 3.13 respectively.
3.15    Legal Proceedings; Orders.
(a)    Except as set forth in Part 3.15(a), there is no Proceeding pending or, to Sellers’ Knowledge, threatened:
(iii)    by or against any Seller or that otherwise relates to or may materially adversely affect the Business or any of the Assets; or
(iv)    that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions;
and to Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.15(a). There are no Proceedings listed or required to be listed in Part 3.15(a) that could have a Material Adverse Effect on the Business or any of the Assets.
(b)    Except as set forth in Part 3.15(b), (i) there is no Order to which any Seller, the Business or any of the Assets is subject; and (ii) no officer, director, agent or employee of any Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)    Except as set forth in Part 3.15(c), in each case as relating to the Business or the Assets:
(i)    Each Seller is, and, at all times since January 1, 2010, has been in compliance in all material respects with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;
(ii)    to Sellers’ Knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Seller or any of the Assets is subject; and
(iii)    No Seller has received, at any time since January 1, 2010, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any Seller or any of the Assets is or has been subject.
3.16    Absence of Certain Changes and Events. Except as set forth in Part 3.16, since December 31, 2013, Sellers have conducted the Business only in the Ordinary Course of Business and there has not been any: (a) material damage to or destruction or loss of any Asset, whether or not covered by insurance; (b) creation of any Encumbrance (other than any Permitted Encumbrance) on any Asset; (c) notice in writing or, to Sellers’ Knowledge, verbally by any Material Customer or Material Supplier of an intention to discontinue or materially change its relationship with any Seller; (d) change in the accounting methods used by any Seller for the Business (except for any such change in compliance with GAAP or any Legal Requirement); or (e) Contract by any Seller to do any of the foregoing.
3.17    Contracts; No Defaults.
(a)    Part 3.17(a) contains an accurate and complete list, and Sellers have delivered to Buyer accurate and complete copies, of:
(iv)    each Contract that involves performance of services or delivery of goods or materials by any Seller as part of the Business (together with any amendment, supplement or modification described in clause (v) below, each a “Customer Contract” and collectively the “Customer Contracts”);
(v)    each Contract under which any Seller leases real property in Lenexa, Kansas or Omaha, Nebraska as part of the Business;
(vi)    each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any personal property as part of the Business;

(vii)    each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller in connection with the Business, other than in the Ordinary Course of Business; and
(viii)    each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.
Part 3.17(a) sets forth, for each such Contract, the parties to the Contract and the location of Sellers’ office where details relating to such Contract are located.
(b)    Except as set forth in Part 3.17(b), each Contract that is identified or required to be identified in Part 3.17(a) or that is to be assigned to or assumed by Buyer under this Agreement (i) is in full force and effect and is valid and enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing equitable defenses); and (ii) is assignable by the Seller party thereto to Buyer without the consent of any other Person; and
(c)    Except as set forth in Part 3.17(c), with respect to each Contract that is to be assigned to or assumed by Buyer under this Agreement:
(i)    The Seller party thereto is in compliance in all material respects with all terms and requirements of such Contract;
(ii)    To Sellers’ Knowledge, each other Person that has or had any obligation or liability under such Contract is in compliance in all material respects with all applicable terms and requirements of such Contract;
(iii)    To Sellers’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with or result in a Breach of, or give any Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, such Contract;
(iv)    To Sellers’ Knowledge, no event has occurred or circumstance exists under or by virtue of such Contract that (with or without notice or lapse of time) would reasonably be expected to cause the creation of any Encumbrance affecting any of the Assets;
(v)    Since December 31, 2012, no Seller has given to, or received from, any other Person at any time any written notice or other written communication (or, to Sellers’ Knowledge, any verbal notice or other verbal communication)

regarding any actual, alleged, possible or potential violation or Breach of, or default under, such Contract which violation or Breach has not been resolved; and
(vi)    Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable to any Seller under such Contract with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand on any Seller for such renegotiation.
(d)    Each Contract relating to the sale, design, manufacture or provision of products or services by any Seller and relating to the Business has been entered into in the Ordinary Course of Business of such Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement. Sellers have complied in all material respects with all record-keeping and specimen retention requirements under any Customer Contract.
(a)    Part 3.17(e) sets forth true and complete lists of the twenty (20) largest vendors for each of the HLI Business and the HHS Business, based on aggregate expenditures attributable to each such vendor (i) during the twelve month period ended December 31, 2012 and (ii) during the twelve month period ended December 31, 2013, together with the aggregate amount of expenditures attributable to such vendor for each such period.
3.18    Employees.
(a)    Part 3.18(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Sellers engaged in the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2013; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.
(b)    Sellers have not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.
(c)    Sellers have not received notice in writing or, to Sellers’ Knowledge, verbally that any officer, director, agent, employee, consultant, or contractor of any Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to any Seller or to any other Person any rights to any invention, improvement, or discovery. Sellers have not received notice in writing or, to Sellers’ Knowledge, verbally that any former or current employee of any Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of any Seller or Buyer to conduct the Business as heretofore carried on by Sellers.
3.19    Labor Disputes; Compliance.
(a)    Sellers have complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health, in each case, in connection with the Business. Sellers are not liable for the payment of any Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
(b)    Except as disclosed in Part 3.19(b),
(i)    Sellers have not been, and are not now, a party to any collective bargaining agreement or other labor contract with respect to the Business or any employees thereof;
(ii)    since December 31, 2013, there has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any Seller and the Business, and to Sellers’ Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute involving the Business;
(iii)    there is not pending or, to Sellers’ Knowledge, threatened against or affecting any Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting any Seller;
(iv)    no grievance or arbitration Proceeding exists that would reasonably be expected to have, if decided in whole or in part, adversely to Sellers, a Material Adverse Effect upon the Sellers, taken as a whole, or the conduct of the Business; and
(v)    there are no pending and, since January 1, 2012, there have been no charges of discrimination filed against or, to Sellers’ Knowledge, threatened against any Seller with the Equal Employment Opportunity Commission or similar state and federal Governmental Body.

3.20    Intellectual Property Assets. Except as related to Excluded Assets:
(a)    The term “Intellectual Property Assets” means all intellectual property relating to or used in the Business and owned or licensed (as licensor or licensee) by any Seller or in which any Seller has a proprietary interest, including:
(vi)    Sellers’ names, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications relating to or used in the Business (collectively, the “Marks”);
(vii)    all patents, patent applications and inventions and discoveries that may be patentable relating to or used in the Business (collectively, the “Patents”);
(viii)    all registered and unregistered copyrights in both published works and unpublished works used in or relating to the Business (collectively, the “Copyrights”);
(ix)    all rights in mask works relating to or used in the Business;
(x)    all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints relating to or used in the Business (collectively, the “Trade Secrets”); and
(xi)    all rights in internet web sites and internet domain names relating to or used in the Business (collectively the “Net Names”).
(b)    Part 3.20(b) contains a complete and accurate list and summary description, including any royalties paid or received by any Seller, and Sellers have delivered to Buyer accurate and complete copies, of all Contracts relating to the Intellectual Property Assets. There are no outstanding or, to Sellers’ Knowledge, threatened disputes with respect to any such Contract.
(c)    Except as set forth in Part 3.20(c),
(i)    the Intellectual Property Assets include all intellectual property rights that are necessary for the operation of the Business as it is currently conducted, and a Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, except for Permitted Encumbrances, and has the right to use without payment to any third party all of the Intellectual Property Assets; and
(ii)    all current or former employees of the HLI Business have executed written Contracts (including, without limitation, employee manuals) with Sellers that assign to Sellers all rights to any inventions, improvements, discoveries, trade secrets, works of authorship or information relating to the Business.

(d)    With respect to the Marks:
(i)    Part 3.20(d) contains a complete and accurate list and summary description of all Marks;
(ii)    Except as disclosed in Part 3.20(d), all Marks have been registered with the United States Patent and Trademark Office, are in compliance in all material respects with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date;
(iii)    No Mark has been since December 31, 2012 or is now involved in any opposition, invalidation or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any of the Marks;
(iv)    To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any other Person; and
(v)    To Sellers’ Knowledge, no Mark is infringed or has been challenged or threatened in any way and none of the Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.
(e)    With respect to the Copyrights:
(i)    Part 3.20(e) contains a complete and accurate list and summary description of all registered Copyrights;
(ii)    All of the registered Copyrights are in compliance in all material respects with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing; and
(iii)    To Sellers’ Knowledge, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any Third Party or is a derivative work based upon the work of any other Person.
(f)    With respect to the Trade Secrets:
(i)    The documentation relating to the Trade Secrets is, or as of the Closing will be, reasonably sufficient in detail and content, in all material respects, to allow its use in the operation of the Business without reliance on the knowledge or memory of any individual; if either party discovers between the date of this Agreement and the Closing that any such documentation does not exist or is not so reasonably sufficient, then upon Buyer’s reasonable request, Sellers shall promptly provide such documentation.

(ii)    Sellers have taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets; and
(iii)    Sellers have good title to and an absolute right to use the Trade Secrets; the Trade Secrets are not part of the public knowledge or literature and no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way in writing or, to Sellers’ Knowledge, verbally, or infringes any intellectual property right of any other Person.
(g)    With respect to Software:
(i)    Part 3.20(g) sets forth a complete and accurate list and general description of all Software used, sold or otherwise made available by any Seller in the Business (excluding software that is licensed under “shrink-wrap” or "click-through” contracts or that is generally commercially available);
(ii)    All of the Software performs substantially in conformance with its documentation and is free from any material software defect;
(iii)    To Seller’s Knowledge, no person has gained unauthorized access to the Software;
(iv)    To Seller’s Knowledge, none of the Software owned by, or developed by or for the benefit of, sold or otherwise made available by any Seller in the Business contains or requires use of any “open source” code, shareware or other software that is made generally available to the public without requiring payment of fees or royalties or that does or may require disclosure or licensing to any other Person of any software owned or developed by or on behalf of any Seller;
(v)    With respect to each item of Software, Sellers are in possession and control of the applicable source code, object code, documentation, and know-how to the extent required for use, distribution, maintenance and support of the Software as used, distributed, maintained, or supported in the Business;
(vi)    No one other than Sellers has any rights to use, sell, license, transfer, or otherwise exploit the Software (except for portions thereof that may consist of embedded third party products licensed from others); and
(vii)    Sellers have not disclosed Software source code to anyone other than pursuant to an enforceable confidentiality agreement that protects Sellers’ rights in the Software.
(h)    With respect to the Net Names:
(i)    Part 3.20(h) contains a complete and accurate list and summary description of all Net Names;

(ii)    All Net Names have been registered in the name of a Seller and are in compliance in all material respects with all formal Legal Requirements;
(iii)    No Net Name has been since December 31, 2012, or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any Net Name;
(iv)    To Sellers’ Knowledge, there is no domain name application pending of any other person that would or would potentially interfere with or infringe any Net Name; and
(v)    To Sellers’ Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way; no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.
3.21    Relationships with Related Persons. Except as disclosed in Part 3.21,
(a)    no Seller nor any Related Person of any Seller owns, or since December 31, 2013, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person (other than a Seller) that has engaged in the provision of any products or services similar in function or nature to the products and services of the Business (a “Competing Business”) in any market presently served by the Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market; and
(b)    no Related Person of any Seller has any claim or right under any Contract that is being assigned to, and assumed by, Buyer under this Agreement.
Sellers make no representations in this Section 3.21 with respect to those shareholders that own a Material Interest in HH as of the date of this Agreement, so long as such shareholders, or any of their directors or executive employees, are not actively involved in the management of the Business.
3.22    Brokers or Finders. Except as set forth in Part 3.22, none of Sellers nor any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Assets or the Contemplated Transactions. Sellers shall be fully responsible for all obligations to the parties listed on Part 3.22.
3.23    Solvency.
(a)    Sellers are not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of any Seller exceeds the present fair saleable value of such Seller’s assets.
(b)    Immediately after giving effect to the consummation of the Contemplated Transactions:
(iv)    each Seller will be able to pay its Liabilities as they become due in the usual course of its business;
(v)    each Seller will not have unreasonably small capital with which to conduct its present or proposed business;
(vi)    each Seller will have assets (calculated at fair market value) that exceed its Liabilities; and
(i)    taking into account all pending and threatened litigation, final judgments against any Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, such Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller.
Upon the Effective Time, after taking into account all other anticipated uses of the cash by such Seller, the cash available to each Seller will be sufficient to pay all of such Seller’s debts and judgments promptly in accordance with their terms.
3.24    Disclosure. Sellers do not have Knowledge of any fact that has specific application to Sellers, taken as a whole, other than general economic or industry conditions, and that would reasonably be expected to constitute a Material Adverse Effect that has not been set forth in this Agreement or the Disclosure Schedule.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers as follows:
4.1    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, with full corporate power and authority to conduct its business as it is now conducted.
4.2    Authority; No Conflict.
(a)    This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s

Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.
(b)    Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions under (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or (iv) any Contract to which Buyer is a party or by which Buyer may be bound. Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
(c)    Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body that is applicable to Buyer.
4.3    Certain Proceedings. There is no Proceeding pending or, to Buyer’s Knowledge, threatened against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise or serve as a basis for any such Proceeding.
4.4    Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
4.1    Sufficiency of Funds. Buyer has sufficient cash on hand to make payment of the Purchase Price and its ability to fund payment of the Net Cash Consideration is not dependent or contingent upon obtaining any third party financing.
ARTICLE 5
COVENANTS OF SELLERS BEFORE CLOSING
5.1    Access and Review. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer and subject to Legal Requirements, Sellers shall:

(d)    afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) reasonable access, during regular business hours, to Seller personnel, properties, Contracts, Governmental Authorizations, Tangible Personal Property, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Business;
(e)    furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data relating to the Business or the Assets that Buyer reasonably requests; and
(f)    furnish Buyer Group with such additional financial, operating and other relevant data and information relating to the Business or the Assets that Buyer reasonably requests; and
(d)    otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s review of the Business and the Assets.
All information received from Sellers pursuant to this Section 5.1 shall be deemed to be confidential and shall be held by the Receiving Party in accordance with the terms of the Section 12.1.
5.2    Operation of the Business. Between the date of this Agreement and the Closing, Sellers shall:
(a)    conduct the Business only in the Ordinary Course of Business;
(b)    except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use their respective Best Efforts to preserve intact the current business organization of the Business, keep available the services of the employees and agents of the Business, and maintain their respective relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having relationships with the Business; provided, that notwithstanding the foregoing,
(i)    Sellers may (A) provide any notices required by the WARN Act, and (B) take any other actions, including making such filings and applications or giving such notices, as may be required by Legal Requirements, and
(ii)    any action taken by Sellers pursuant to this Agreement or otherwise as requested in writing by Buyer shall not be a violation hereof.
(c)    confer with Buyer before implementing material operational decisions of a material nature affecting the Business;
(d)    from time to time at Buyer’s reasonable request provide to Buyer information requested by it in writing concerning the status of the Business and the respective operations and finances relating to the Business;

(e)    not initiate any changes in the Business’s management personnel without prior consultation with Buyer;
(f)    maintain the Assets in a state of repair and condition that complies in all material respects with Legal Requirements and is consistent with the conduct of the Business by Sellers in the Ordinary Course of Business;
(g)    keep in full force and effect, without amendment, all material rights relating to the Business;
(h)    comply in all material respects with all Legal Requirements and contractual obligations applicable to the operations of the Business;
(i)    continue in full force and effect the insurance coverage existing as of the date of this Agreement other than changes made in the Ordinary Course of Business;
(j)    cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date, and transfer existing required Governmental Authorizations of Sellers to Buyer, where permissible;
(k)    upon request by Buyer from time to time, execute and deliver all documents, request that responsible officers of Sellers testify in any Proceedings and do all other acts that may be reasonably necessary in Buyer’s opinion to consummate the Contemplated Transactions, all without further consideration; and
(l)    maintain all books and Records of Sellers relating to the Business.
5.3    Negative Covenant. Except as otherwise expressly permitted in this Agreement, between the date of this Agreement and the Closing Date, Sellers shall not, without Buyer’s prior written Consent which shall not be withheld unreasonably,
(a)    take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.12 or 3.16 would be likely to occur;
(b)    make any material modification to any Material Contract to be assigned to, and assumed by, Buyer under this Agreement;
(c)    allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or
(d)    enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the Business or the Assumed Liabilities.
5.4    Required Approvals. Sellers shall:

(a)    make all filings required by Legal Requirements to be made by any of them in order to consummate the Contemplated Transactions, in each case as promptly as practicable after the date of this Agreement;
(b)    cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, under Legal Requirements, shall be required to make in connection with the Contemplated Transactions; and
(c)    cooperate with Buyer and its Representatives in obtaining all Consents;
provided, however, Sellers shall not be required to expend any material funds or incur any other material burden to comply with this Section 5.4.
5.1    Notification. Between the date of this Agreement and the Closing, each of the parties shall promptly notify the other in writing if any of them becomes aware of:
(g)    any fact or condition that is reasonably likely to cause or constitute a Breach of any of its representations and warranties made as of the date of this Agreement; or
(h)    the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party’s discovery of, such fact or condition.
If any such fact or condition requires any change to the Disclosure Schedule, Sellers shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.1 and Article 11. During the same period, each party also shall promptly notify the other of the occurrence of any Breach of any of its covenants or of the occurrence of any event that may make the satisfaction of the conditions in ARTICLE 7 or ARTICLE 8, as the case may be, impossible or unlikely.
5.2    No Negotiation.
(m)    Sellers shall (and shall cause their respective officers, directors, employees, agents, advisors, Affiliates and other representatives (collectively, the “Seller Representatives”) to) immediately cease and cause to be terminated any discussions, negotiations or encouragements with any Person conducted heretofore with respect to an Acquisition Proposal and shall immediately request to be returned or immediately destroyed all information provided heretofore by or on behalf of Sellers to such Person. Sellers shall not, and shall cause the Seller Representatives not to, directly or indirectly
(i)    initiate, facilitate, solicit, encourage (including, without limitation, by way of furnishing non-public information) or accept any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal or
(ii)    engage in, continue or otherwise participate in any discussions, communications or negotiations regarding an Acquisition Proposal.
Sellers shall not grant any waiver, amendment or release under any standstill agreement or confidentiality agreement.
(n)    Sellers shall promptly (and in any event within twenty-four (24) hours after receipt by or notification from any Seller Representative) notify Buyer in writing of the receipt (or notification) of any Acquisition Proposal or any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either Sellers or the Seller Representatives concerning an Acquisition Proposal. Sellers’ notice shall include
(i)    a copy of any written Acquisition Proposal and any other documents provided to Sellers with respect to such Acquisition Proposal, or
(ii)    in respect of any Acquisition Proposal, any inquiry relating to an Acquisition Proposal or any request for information relating to an Acquisition Proposal not made in writing, a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the Person or group of Persons making the Acquisition Proposal, inquiry or request.
Sellers shall keep Buyer informed on a current basis of the status, discussions, negotiations, or developments regarding any Acquisition Proposal, inquiry or request.
(a)    Sellers shall notify Buyer in writing within one (1) Business Day of receipt of any of the following:
(i)    any written indication by any Person that could reasonably be expected to result in an Acquisition Proposal,
(ii)    any request for non-public information relating to Sellers, and
(iii)    any inquiry or request for discussions or negotiations regarding an Acquisition Proposal.
Sellers shall not, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information to Buyer.
(b)    Notwithstanding anything to the contrary in Section 5.6(a), if Sellers or any of their Subsidiaries or any Seller Representative receives an Acquisition Proposal from any Person whom the HH board of directors believes in good faith to be bona fide, and Sellers have not breached any of their obligations under this Section 5.6,

(i)    Sellers may contact and engage in discussions with such Person solely for the purpose of clarifying such Acquisition Proposal and any material terms and conditions thereof so as to determine whether such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal so long as Sellers have informed such Person of the provisions of this Agreement; and
(ii)    If the HH board of directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and that such Acquisition Proposal constitutes, or is reasonably expected to result in, a Superior Proposal, then Sellers and Seller Representatives may
(A)    furnish, pursuant to a confidentiality agreement similar to that entered into with Buyer (with respect to the confidentiality provisions contained therein), information with respect to Sellers and the Business to the Person making such Acquisition Proposal; provided that Sellers shall promptly (but not later than 24 hours) provide to Buyer any information concerning Sellers or the Business that is provided to any Person given such access which was not previously provided to Buyer or its representatives, and
(B)    participate in discussions or negotiations regarding such Acquisition Proposal.
(c)    Neither the HH board of directors nor any committee thereof shall
(i)    approve or recommend, or publicly propose to approve or recommend, to shareholders of HH any Acquisition Proposal,
(ii)    approve, authorize or permit or allow Sellers to enter into any letter of intent, asset purchase agreement, merger or acquisition agreement, share purchase agreement, share exchange agreement, option agreement or any other agreement, arrangement or understanding with respect to any Acquisition Proposal (other than an acceptable confidentiality agreement permitted under Section 5.6(b)),
(iii)    enter into any agreement, arrangement or understanding in principle requiring Sellers to abandon, terminate or fail to consummate the Contemplated Transactions or breach any of their respective obligations under this Agreement or
(iv)    resolve, propose (whether or not to a third party) or agree to take any of the foregoing actions set forth in clauses (i), (ii) or (iii)

(each of the items described in clauses (i) through (iv) inclusive being referred to herein as a “Seller Adverse Recommendation Change”); provided, however, if the HH board of directors determines in good faith, after consultation with outside legal counsel and its independent financial advisor, that a written Acquisition Proposal received by Sellers in compliance with Section 5.6(b) (which has not been withdrawn) constitutes a Superior Proposal, the HH board of directors may, only after termination of this Agreement in accordance with Section 9.1(g) and payment of all amounts due pursuant to Section 9.3(a), approve and enter into an agreement relating to a Superior Proposal, subject to the satisfaction of the following further conditions precedent:
(A)    Sellers shall have provided prior written notice to Buyer, at least five (5) Business Days in advance of the HH board of directors’ final determination whether to take such actions, which notice shall specify the reasons therefor and the material terms of the Acquisition Proposal received by Sellers that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements and other material documents with, and the identity of, the Person(s) making the Acquisition Proposal;
(B)    after providing such notice and prior to taking such actions, Sellers shall, and shall cause Seller Representatives to, negotiate with Buyer in good faith (unless Buyer states in writing that it does not desire to negotiate) during such five (5) Business Day period to make such adjustments in the terms and conditions of this Agreement that Buyer may desire to make, if any, so that such Acquisition Proposal would cease to constitute a Superior Proposal;
(C)    Buyer and its financial and legal advisors shall be permitted to make a presentation to the HH board of directors regarding this Agreement and any adjustments thereto (to the extent Buyer desires to make such a presentation); and
(D)    the HH board of directors shall have considered in good faith any changes to this Agreement that may be offered in writing by Buyer by 11:59 PM Eastern Time on the fifth Business Day of such five (5) Business Day period in a manner that could form a binding contract (including the complete form of definitive acquisition agreement executed by Buyer) and shall have determined in good faith after consultation with outside legal counsel and independent financial advisors that the Acquisition Proposal received by Sellers has not been withdrawn and continues to constitute a Superior Proposal if such changes offered in writing by Buyer were given effect.
In the event of any material revisions to the Superior Proposal (it being agreed that material revisions shall include any change in the purchase price, form of consideration, transaction timing, transaction financing or transaction structure for such

Superior Proposal), Sellers shall be required to deliver a new written notice to Buyer pursuant to the foregoing clause (A) and to comply again with the requirements of this Section 5.6(e) with respect to such new written notice.
(d)    Nothing contained in this Agreement shall prohibit the HH board of directors from
(i)    taking and disclosing to the HH shareholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or
(ii)    disclosing the fact that the HH board of directors has received an Acquisition Proposal if the HH board of directors determines after consultation with its outside legal counsel that failure to take such actions would be inconsistent with its fiduciary duties under applicable Law (provided, however, that any such disclosures set forth in clauses (i) and (ii) of this Section 5.6(f) (other than a factually accurate “stop, look and listen” communication contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to constitute a “Seller Adverse Recommendation Change” for purposes of this Agreement (including for purposes of Section 9.1(h)) unless the HH board of directors expressly publicly reaffirms its Seller Board Recommendation within three (3) Business Days after a written request by Buyer to do so (provided, that if such written notice is delivered to the Sellers less than three (3) Business Days prior to the meeting of the HH shareholders, the HH board of directors shall so re-affirm its Seller Board Recommendation at least one (1) Business Day prior to the meeting of the HH shareholders.
In no event shall the HH board of directors recommend that Sellers’ shareholders tender their shares in connection with any tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal), which, for purposes of clarity, shall be deemed to be a Seller Adverse Recommendation Change for all purposes under this Agreement.
(e)    As used in this Agreement, “Acquisition Proposal” shall mean any proposal or offer from any Person or group (as defined under Section 13(d) of the Exchange Act) (other than Buyer) relating to, in a single transaction or series of related transactions, and whether or not pursuant to a bankruptcy or similar proceeding, any
(i)    acquisition of any assets or properties used or held for use in the Business (including, without limitation, the Assets),
(ii)    acquisition of all or substantially all of the assets of Sellers,
(iii)    acquisition of twenty-five percent (25%) or more of any class of capital stock or other equity securities of HH,

(iv)    tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty-five percent (25%) or more of any class of capital stock or other equity securities of HH, or
(v)    merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving HH.
(f)    As used in this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal that
(i)    is on terms that the HH board of directors determines in good faith (after consultation with outside legal counsel and independent financial advisors) are more beneficial and favorable to HH shareholders from a financial point of view, taking into account all of the legal, financial (including the financing terms of such proposal), regulatory and other aspects of such Acquisition Proposal (including the likelihood and timing of consummation thereof) and this Agreement (including any changes in the terms of this Agreement committed to by Buyer to Sellers in writing in response to such Acquisition Proposal or otherwise), and
(ii)    the HH board of directors has determined in its good faith judgment (after consultation with outside legal counsel and independent financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted by Sellers), except that
(A)    the references to “twenty-five percent (25%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)” and
(B)    a “Superior Proposal” shall not include any acquisition consisting (whether in one step or a series of related steps) primarily of the assets or properties used or held for use in the Business; it being the parties’ intent that a Superior Proposal shall be limited to an Acquisition Proposal the ultimate purpose and intent of which is to purchase and sell all or substantially all of the assets and businesses of HH (whether through the acquisition of equity, assets, a merger, consolidation or otherwise).
(g)    If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law is or may become applicable to the transactions contemplated by this Agreement, the Sellers and the HH board of directors shall grant such approvals and take such actions as are necessary so that the transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.3    Best Efforts. Sellers shall use their Best Efforts to cause the conditions in ARTICLE 7 and Section 8.3 to be satisfied.
5.1    Interim Financial Statements. Until the Closing Date, Sellers shall deliver to Buyer within twenty (20) Business Days after the end of each month a copy of the type of financial reports described in Section 3.3(b) and Section 3.3(c) for such month (and as of the end of such month) prepared in a manner and containing information consistent with Sellers’ current practices. All of such financial reports, when delivered, shall constitute “Financial Statements” for purposes of this Agreement.
5.2    Change of Name. On or before the Closing Date, HLI shall amend its Governing Documents and take all other actions necessary to change its name to a name that is sufficiently dissimilar to its present name, in Buyer’s judgment, to avoid confusion.
5.3    Payment of Liabilities. Sellers shall pay or otherwise satisfy in the Ordinary Course of Business all of their respective Liabilities and obligations.
5.4    Transitional Services Agreement. Subject to Buyer’s notice under Section 6.3, as promptly as practicable after the date hereof, Sellers shall execute and deliver to Buyer a Transitional Services Agreement (the “TSA”) in form and substance mutually acceptable to the parties, under which Sellers shall provide certain transitional services to Buyer in connection with the conveyance of the Business to Buyer and services at the Lenexa location if Buyer cannot obtain a Lenexa sublease as contemplated under Section 5.12.
5.1    Lenexa Sublease. As promptly as practicable after the date hereof, Sellers shall cooperate with and assist Buyer in approaching the landlord and current sub-tenant with respect to Seller’s Lenexa, Kansas location in connection with Buyer’s desire to enter into a sublease or other arrangement with respect to the use of such premises by Buyer.
5.2    Omaha Facility. As promptly as practicable after the date hereof, Sellers shall cooperate with and assist Buyer in approaching the landlord with respect to Seller’s Omaha, Nebraska location in connection with Buyer’s desire to enter into a lease or other arrangement with respect to the use of such premises by Buyer.
5.3    Administrative Services SOW. HH shall negotiate in good faith with Buyer, and use its Best Efforts, to develop, execute and deliver to Buyer a Statement of Work under the LLASA concerning the administrative services to be provided thereunder (the “SOW”).
5.4    License Agreement. HLI shall execute and deliver to Buyer at the Closing a License Agreement in the form attached hereto as Exhibit 5.15 (the “License Agreement”) concerning HLI’s Laboratory Information Management System and related databases and materials.

ARTICLE 1
COVENANTS OF BUYER BEFORE CLOSING
1.1    Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate with Sellers (a) with respect to all filings Sellers are required by Legal Requirements to make with respect to the Contemplated Transactions and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.
1.2    Best Efforts. Buyer shall use its Best Efforts to cause the conditions in ARTICLE 8 to be satisfied.
1.3    Transitional Services Agreement. As promptly as practicable after the date hereof, Buyer shall cooperate with Sellers and use its Best Efforts to enter into the TSA, unless Buyer has notified Sellers on or before the Closing that it does not desire a TSA.
1.4    Administrative Services SOW. Buyer shall negotiate in good faith with HH, and use its Best Efforts, to develop, execute and deliver to HH the SOW.
1.5    License Agreement. Buyer shall execute and deliver to HLI at the Closing the License Agreement.
ARTICLE 2
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
2.1    Accuracy of Representations and Warranties. All of Sellers’ representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, after giving effect to any mutually agreed upon (in writing) supplement to the Disclosure Schedule and disregarding any materiality qualifier thereto (except for representations and warranties that expressly speak as of a specific date, in which case which representations and warranties shall be true and correct as of such other specific date).
2.2    Sellers’ Performance. All of the covenants and obligations that Sellers are required to perform or to comply with under this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

2.1    Additional Documents. Sellers shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered to Buyer:
(a)    If requested by Buyer, any Consents or other instruments that may be required from Sellers to permit Buyer’s qualification in each jurisdiction in which each Seller is licensed or qualified to do business as a foreign corporation under the name “Heritage Laboratory” or “Heritage Labs” or any derivative thereof;
(b)    Releases of all Encumbrances on the Assets;
(c)    Certificates dated as of a date not earlier than the third business day before the Closing as to the good standing of each Seller executed by the appropriate officials of the States of Kansas, Nebraska, New Jersey and New York; and
(d)    Such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers’ representations and warranties; (ii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers; (iii) evidencing the satisfaction of any condition referred to in this ARTICLE 7; or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.
2.2    No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.
2.3    No Injunction. There shall not be in effect any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued or has become effective since the date of the Agreement and related to the Business.
2.4    No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.
2.5    Limited Laboratory and Administrative Services Agreement. Buyer and HH shall have entered into a Limited Laboratory and Administrative Services Agreement in substantially the form of Exhibit 7.7 hereto (the “LLASA”), under which Buyer shall provide to HH certain wellness testing, other laboratory services and administrative services.

2.6    WARN Act. All requisite notice periods under the WARN Act shall have expired, if and to the extent the WARN Act is applicable in connection with the Contemplated Transactions.
ARTICLE 3
CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE
Sellers’ obligations to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Sellers in whole or in part):
3.1    Accuracy of Representations and Warranties. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made (except for representations and warranties that expressly speak as of a specific date, in which case which representations and warranties shall be true and correct as of such other specific date).
3.2    Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with under this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.
3.3    Consents. Each of the Consents identified in Exhibit 8.3 shall have been obtained and shall be in full force and effect.
3.4    No Injunction. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
3.5    Limited Laboratory Services Agreement. Buyer and HH shall have entered into the LLASA.
ARTICLE 4
TERMINATION
4.1    Termination Events. By notice given before or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
(a)    by Buyer if a material Breach of any provision of this Agreement has been committed by any Seller, which has not been waived by Buyer, and such Breach would reasonably be expected to cause any of the conditions to set forth in ARTICLE 7 not to be satisfied by the End Date and such Breach is not cured prior to the earlier of (A) the Business Day immediately preceding the End Date or (B) within fifteen (15) days after written notice of such Breach has been given by Buyer to the Sellers; provided, however that Buyer is not then in material breach of this Agreement;
(b)    by Sellers if a material Breach of any provision of this Agreement has been committed by Buyer, which has not been waived by Sellers, and such Breach would reasonably be expected to cause any of the conditions set forth in ARTICLE 8 not to be satisfied by the End Date and such Breach is not cured prior to the earlier of (A) the Business Day immediately preceding the End Date or (B) within fifteen (15) days after written notice of such Breach has been given to Buyer; provided that Sellers are not then in material breach of this Agreement;
(c)    by Buyer if any condition in ARTICLE 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;
(d)    by Sellers if any condition in ARTICLE 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement), and Sellers have not waived such condition on or before such date;
(e)    by mutual written consent of Buyer and Sellers;
(f)    by either Buyer or Seller if the Closing has not occurred on or before September 30, 2014 (the “End Date”), or such later date as the parties may agree upon, provided that such termination right shall not be available to any party whose breach of any provisions of this Agreement results in the failure of the Contemplated Transactions to be consummated by the End Date;
(g)    by Sellers if the HH board of directors authorizes HH (or the Sellers or any of them) to enter into a binding definitive agreement in respect of a Superior Proposal, subject to Sellers complying with the terms of Section 5.6 and Section 9.3; or
(h)    by Buyer if
(iii)    there shall have occurred any Seller Adverse Recommendation Change,
(iv)    a tender offer or exchange offer for shares of capital stock of any Seller that constitutes an Acquisition Proposal is commenced prior to the Closing and the HH board of directors fails to recommend against acceptance of such tender offer or exchange offer by the Sellers’ shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within three (3) Business Days after commencement,
(v)    Sellers breach their obligations in Section 5.6, or
(vi)    Sellers publicly announce their intention to do any of the foregoing.
4.2    Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated under Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and ARTICLE 12 and ARTICLE 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
4.3    Termination Fee; Expenses. Notwithstanding any other provisions of this Agreement,
(h)    if this Agreement is terminated by Sellers pursuant to Section 9.1(g), Sellers shall, concurrently with such termination, pay to Buyer (i) a fee of $250,000 (the “Termination Fee”) and (ii) an amount equal to the Buyer Expenses, in each case, by wire transfer of immediately available funds to an account designated in writing by Buyer;
(i)    if this Agreement is terminated by Buyer pursuant to Section 9.1(h), Sellers shall immediately pay to Buyer (i) the Termination Fee and (ii) an amount equal to the Buyer Expenses, in each case, by wire transfer of immediately available funds to an account designated in writing by Buyer; and
(j)    if (i) this Agreement is terminated pursuant to any provision of this Agreement (other than Sections 9.1(b), 9.1(g) or 9.1(h)) and (ii) within 12 months after the date of such termination Sellers enter into or consummate a definitive agreement with respect to any Acquisition Proposal, then within one (1) Business Day after entering into such definitive agreement, Sellers shall pay to Buyer the Termination Fee and an amount equal to the Buyer Expenses, in each case, by wire transfer of immediately available funds to an account designated in writing by Buyer.
For purposes of this Agreement, “Buyer Expenses” means all out-of-pocket costs and expenses incurred by or on behalf of Buyer in connection with entering into and performing under this Agreement and the Transactions (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants) and expressly including the costs and expenses of enforcing Buyer’s rights hereunder.

ARTICLE 5
ADDITIONAL COVENANTS
5.1    Employees and Employee Benefits.
(a)    Definitions. For the purpose of this Agreement,
(i)    “Active Employees” mean all employees employed on the Closing Date by any Seller and working in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave; and
(ii)    “Hired Active Employees” means Active Employees who accept employment with the Buyer or any of its affiliates effective as of the Closing.
(b)    Employment of Active Employees by Buyer.
(iv)    Buyer is not obligated to hire any Active Employee but may interview all Active Employees in its discretion. Buyer, by no later than five (5) Business Days prior to the Closing, shall provide to Sellers a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date. Subject to Legal Requirements, Sellers shall provide to Buyer reasonable access to Sellers’ facilities, personnel Records and Active Employees during normal business hours (including, but not limited to, performance appraisals, disciplinary actions, grievances and similar documentation) for the purpose of preparing for and conducting employment interviews with all Active Employees. Buyer shall conduct such interviews as expeditiously as possible before the Closing Date.
(v)    Effective immediately before the Closing, Sellers shall terminate the employment of all Hired Active Employees. No officer, manager, executive or other salaried personnel of any Seller or their Related Persons shall offer continued employment to any Active Employee unless and until Buyer has informed Sellers in writing, not later than 3 Business Days before the Closing Date, that the particular Active Employee will not receive any employment offer from Buyer.
(iii)    Buyer’s expressed intention to extend offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (express or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer establishes under individual offers of employment. Employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal

Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
(c)    Salaries and Benefits.
(iii)    Sellers shall be solely responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the Effective Time, including pro rata bonus payments and all vacation pay earned before the Effective Time; (B) the payment of any termination or severance payments, and (C) all payments to employees required under the WARN Act.
(iv)    Sellers shall be solely responsible for, and shall retain all liability for claims incurred under, all of the Employee Plans, including (A) any Employee Plans that are welfare benefit plans, regardless of whether claims under such plans have been reported to Sellers before, on or after the Closing Date, and (B) any Employee Plans, programs or arrangements that pay retirement, bonus, severance, change-in-control or similar payments.
(v)    Sellers shall retain all responsibility and liability for all health care continuation coverage and notice requirements under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) arising before, on or after the Closing Date with respect to any Employee Plan, including with respect to all Hired Active Employees and all Active Employees who do not receive an offer of employment or who decline an offer of employment from Buyer. Sellers shall maintain such Employee Plan for so long as is necessary for Sellers to satisfy their respective obligations under this paragraph. Sellers shall prevent all actions and omissions to act that would directly or indirectly give rise to any liability or other obligation on the part of Buyer (or any group health plan of Buyer) as a “successor employer” under COBRA or other applicable law or in connection with any Employee Plan.
(iv)    All liabilities, obligations and claims arising before, on or after the Closing Date under or in connection with all Employee Plans and all other “employee benefit plans” (as defined in Section 3(3) of ERISA), “multiemployer plans” (as defined in Section 3(37) or 4001(a)(3) of ERISA), profit sharing, deferred compensation, retirement, bonus, equity compensation, vacation, welfare benefit, severance, change-in-control, scholarship or incentive benefit plans, programs, agreements and arrangements, written or unwritten, established, maintained or contributed to by any Seller or any ERISA Affiliate shall be the sole and complete responsibility of such Seller and its ERISA Affiliates and neither Buyer nor the Business shall have any responsibility for any such Liabilities, obligations and claims.

(d)    Employment Terms. Buyer shall, in its sole discretion, set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure. Sellers shall be solely liable for any severance payment required to be made to Active Employees due to the Contemplated Transactions.
(e)    General Employee Provisions.
(i)    Sellers shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.
(vi)    Sellers shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Sellers certify in writing to Buyer are exempt from such requirement.
(vii)    Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by any of Seller.
5.2    Payment of Taxes Owed from Sale of Assets by Seller. Sellers shall pay in a timely manner all Taxes owed from or payable in connection with the sale of the Assets under this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.
5.3    Payment of other Retained Liabilities. In addition to payment of Taxes under Section 10.2, Sellers shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Sellers under this Agreement. If Buyer reasonably determines that failure to make any such payments will impair materially Buyer’s use or enjoyment of the Assets or conduct of the Business previously conducted by Sellers with the Assets, Buyer may, at any time after the Closing Date, after not less than twenty (20) Business Days’ notice to Sellers of its intent to do so, elect to make all such payments directly (but shall have no obligation to do so) and thereafter recover the full amount of all such payments from Sellers without setoff or delay.
5.4    Reports and Returns.
(a)    Sellers shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the Business, to and including the Effective Time.

(b)    Sellers and Buyer shall provide each other with such cooperation and information as each of them may reasonably request in preparing and filing any Tax
Return, amended Tax Return or claim for refund, determining or contesting a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Sellers and Buyer shall make their respective officers, employees, agents and representatives available on a basis mutually convenient to Buyer or Sellers, as the case may be, to provide explanations of any documents or information provided hereunder. Sellers and Buyer shall each retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Assets for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of
(iii)    the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods, or
(iv)    six (6) years following the due date (without extension) for filing such Tax Returns.
5.5    Assistance in Proceedings. Sellers will cooperate with Buyer, and Buyer will cooperate with Sellers, and their respective counsel in the contest or defense of, and make available its personnel and provide any testimony and access to their respective books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Sellers, the Business or any of the Assets.
5.6    Noncompetition, Nonsolicitation and Nondisparagement.
(a)    Noncompetition. For a period of five (5) years after the Closing Date (the “Restricted Period”), Sellers shall not, anywhere in the United States of America, directly or indirectly (i) invest in, own, manage, operate, finance or control any Competing Business, or (ii) advise, render services to or guarantee the obligations of, or, without Buyer’s Consent, sublease Sellers’ existing Olathe premises to, any Person engaged in or, to Sellers’ Knowledge, planning to become engaged in any Competing Business, provided, however, that Sellers may collectively purchase or otherwise acquire up to (but not more than) an aggregate of one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act. Notwithstanding the foregoing, if the LLASA is terminated for Good Reason before the expiration of such five (5) year period, this Section 10.6(a) shall not prohibit Sellers from thereafter owning and operating a laboratory solely for the purpose of wellness testing for their own account in support of H&W services provided by Seller.
(b)    Nonsolicitation. During the Restricted Period, Sellers shall not, directly or indirectly:
(vii)    solicit the business of any Person who is a customer of Buyer for the provision of goods or services substantially similar to, or in competition with, the goods and services now offered through the Business by Sellers;
(viii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;
(ix)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of any Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
(x)    hire, retain or attempt to hire or retain any employee of Buyer or in any way interfere with the relationship between Buyer and any of its employees; provided, that this clause (iv) shall not (x) apply to any employee whose employment has been terminated with Buyer after a period of 180 days following such termination and (y) prohibit any Seller from engaging in general solicitation efforts not targeted towards any employee of Buyer.
For the avoidance of doubt, Buyer acknowledges and agrees that the mere ownership, management, control and operation of the Other Businesses, as presently constituted, managed, controlled and operated, shall not be a violation of the covenants contained in Section 10.6(a) and Section 10.6(b).
(c)    Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.6(a) or (b) is invalid or unenforceable, then the court or tribunal shall have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.6 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.6 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and the Assets and to prevent any unfair advantage conferred on any Seller.

5.7    Customer and Other Business Relationships. After the Closing, Sellers shall (a) reasonably cooperate with Buyer, at Buyer’s expense, in its efforts to continue and maintain for Buyer’s benefit those business relationships of Sellers existing before the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, (b) satisfy the Retained Liabilities in a manner that is not materially detrimental to any of such relationships (provided that nothing herein contained shall, in any way, limit the right or ability of Sellers to contest, deny, negotiate or compromise the amount of any such Retained Liability), (c) refer to Buyer all inquiries relating to the Business, and (d) not take any action that would tend to diminish the value of the Assets or the Business, including disparaging the name or business of Buyer.
5.8    Retention of and Access to Records. After the Closing Date, Buyer shall retain for not less than seven (7) years Records of Sellers delivered to Buyer. Buyer also shall provide Sellers reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Sellers shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
5.9    Remittance of Payments Received. If Sellers receive any payment belonging to Buyer pursuant to this Agreement, Sellers promptly shall notify Buyer in writing and remit (and cause to be remitted) such payment to Buyer. If Buyer receives any payment belonging to any Seller pursuant to this Agreement, Buyer promptly shall notify Sellers in writing and remit (and cause to be remitted) such payment to Sellers.
5.1    Use of Name. Except as permitted under the TSA, neither Buyer nor any of its Affiliates shall use the “Hooper Holmes” trademark or tradename, including, without limitation, in any websites, materials, corporate names or elsewhere.
5.2    Further Assurances. Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
ARTICLE 6
INDEMNIFICATION; REMEDIES
6.1    Survival. All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered under Section 2.7 and any other certificate or document delivered under this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.4. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
6.2    Indemnification and Reimbursement by Sellers. Sellers, jointly and severally, shall indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
(a)    any Breach of any representation or warranty made by any Seller in (i) this Agreement (after giving effect to any mutually agreed upon (in writing) supplement to the Disclosure Schedule), (ii) the Disclosure Schedule, (iii) the supplements to the Disclosure Schedule, (iv) the certificates delivered under Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Sellers’ representations and warranties in this Agreement fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date giving effect to any mutually agreed upon (in writing) supplement to the Disclosure Schedule, unless the certificate expressly states that the matters disclosed in a supplement have caused a condition specified in Section 7.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by any Seller under this Agreement;
(b)    any Breach of any covenant or obligation of any Seller in this Agreement or in any other certificate, document, writing or instrument delivered by any Seller under this Agreement;
(c)    any Liability arising out of the ownership or operation of the Assets or the Business before the Effective Time other than the Assumed Liabilities;
(d)    any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with any Seller (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;
(e)    any product or component thereof manufactured by or shipped, or any services provided by, any Seller, in whole or in part, before the Closing Date;
(f)    any claim by any employee of the HHS Business, any former employee or any former or existing consultant of any Sellers to any rights concerning or affecting any inventions, improvements, discoveries, trade secrets, works of authorship or information

(to the extent such rights allegedly accrued while such employee or consultant was employed or retained, as applicable, by any Seller) relating to the Business;
(g)    any claim arising from the use, disclosure or appropriation of any Trade Secret on or before the Closing either for the benefit of any Person (other than Sellers) or to the detriment of Sellers.
(h)    any noncompliance with any fraudulent transfer law in respect of the Contemplated Transactions;
(i)    any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. §2101(a)(6), caused by any action of any Seller before the Closing or by Buyer’s decision not to hire any current or former employees of any Seller;
(j)    any Employee Plan established or maintained by any Seller; or
(k)    any Retained Liabilities; or
(l)    any Liability arising out of the use after the Closing by any Seller (or any of their Affiliates) of any archival or production copy of the LIMS Data.
6.3    Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Sellers, and will reimburse Sellers, for any Damages arising from or in connection with:
(c)    any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer under this Agreement;
(d)    any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer under this Agreement;
(e)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;
(f)    any other Liability arising out of the ownership or operation of the Assets or the Business after the Effective Time (unless Buyer is entitled to indemnity and defense against such Liability under Section 11.2 above), other than the Excluded Liabilities;
(g)    any Assumed Liabilities.

6.4    Time Limitations.
(a)    If the Closing occurs, Sellers shall have liability (for indemnification or otherwise) with respect to any Breach of a representation or warranty (other than those in Sections 3.2 (“Enforceability; Authority; No Conflict”), 3.8 (“Title to Assets; Encumbrances”), 3.11 (“Taxes”) and 3.22 (“Brokers or Finders”) (collectively, the “Fundamental Representations”), as to which a claim may be made at any time), only if Buyer notifies Sellers in writing on or before the twenty-four (24) month anniversary of the Closing Date of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.
(b)    If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of a representation or warranty (other than that set forth in Section 4.4 (“Brokers or Finders”), as to which a claim may be made at any time), only if Sellers notify Buyer in writing on or before the twenty-four (24) month anniversary of the Closing Date of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by any Seller.
6.5    Limitation on Amounts. Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2 until the total of all Damages with respect to such matters exceed Fifty Thousand Dollars ($50,000) (after which point Sellers will be liable for only those Damages in excess of $50,000); provided, however that the maximum aggregate of all amounts for which the Buyer Indemnified Persons shall be entitled shall in no event exceed an amount equal to twenty-five percent (25%) of the Net Cash Consideration. However, the limitations set forth in this Section 11.5 will not apply (a) in the event of fraud, (b) to inaccuracies and/or breaches of any Fundamental Representation, (c) to any Seller’s willful breach of the covenants contained in ARTICLE 5; (d) to any Seller’s obligations under Section 10.6, or (d) to any Seller’s obligations under Section 11.2(c), (d), (i), (j) or (m).
6.6    Third-Party Claims.
(a)    Promptly after receipt by a Person entitled to indemnity under Section 11.2 or Section 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give written notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
(b)    If an Indemnified Person gives notice to the Indemnifying Person under Section 11.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim,
(i)    such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and
(ii)    no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.
If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
(c)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).
(d)    Notwithstanding Section 13.4, each Seller
(i)    consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer

Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and
(ii)    agrees that process may be served on such Seller with respect to such a claim anywhere in the world.
(e)    With respect to any Third-Party Claim subject to indemnification under this ARTICLE 11,
(i)    both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and
(ii)    the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim, including without limitation the Indemnified Person’s making available to the Indemnifying Person all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Person.
(f)    With respect to any Third-Party Claim subject to indemnification under this ARTICLE 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party to this Agreement and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
6.7    Other Claims.
(a)    A party wishing to assert a claim for indemnification under this ARTICLE 11 which is not subject to Section 11.6 (an “Other Claim”) shall deliver to the Indemnifying Person a written notice (a “Claim Notice”) which contains
(iii)    a description and, if then known or estimated, the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Person with respect to such Other Claim or, if then known, the method of computation of the amount of such Damages,

(iv)    a statement that the Indemnified Person is entitled to indemnification under this ARTICLE 11 and an explanation of the then-known basis therefor, and
(v)    a demand for payment in the amount of such Damages (including wire instructions if payment is requested to be made by wire transfer).
(b)    Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Person shall deliver to the Indemnified Person a written response in which the Indemnifying Person shall:
(i)    agree that the Indemnified Person is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Person to the Indemnified Person of the Claimed Amount, by wire transfer);
(ii)    agree that the Indemnified Person is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Person to the Indemnified Person of the Agreed Amount, by wire transfer); or
(iii)    contest that the Indemnified Person is entitled to receive any of the Claimed Amount (or any part of the Claimed Amount other than the Agreed Amount) including the reasonably detailed reasons therefor.
(c)    If the Indemnifying Person in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Person and the Indemnified Person shall use good faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Person of such response, the Indemnifying Person and the Indemnified Person shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 13.4.
6.8    Other Limitations.
(a)    The amount of any Damages attributable to any Third-Party Claim or Other Claim as to which any Indemnified Person is entitled to indemnification under this ARTICLE 11 shall be reduced by the amount, if any, actually received by the Indemnified Person claiming indemnification in respect of such Third-Party Claim or Other Claim from any Person (including any third-party insurance provider) less any out-of-pocket cost associated with receiving such amount (such amount being referred to herein as an “Alternative Reimbursement”), with respect to the Damages suffered thereby.
(b)    If, after receipt by such Indemnified Person of any indemnification payment hereunder in respect of such Third-Party Claim or Other Claim, such Indemnified Person receives an Alternative Reimbursement in respect of the same

Damages for which indemnification was made and such Alternative Reimbursement was not taken into account in assessing the amount of Damages, then such Indemnified Person shall accept such Alternative Reimbursement for the account of the Indemnifying Person and shall turn over all of such Alternative Reimbursement to the Indemnifying Person up to the amount of the indemnification paid by the Indemnifying Person pursuant to this Agreement in respect of the applicable claim for indemnification.
(c)    The parties shall reasonably cooperate with each other to maximize the availability of any Alternative Reimbursements for indemnifiable claims hereunder, and, if any insurance provider for a party agrees to defend any such third-party claim, such Person may tender the defense to such third-party insurance provider.
6.9    Indemnification in case of Strict Liability or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.
ARTICLE 7
CONFIDENTIALITY
7.1    Definition of Confidential Information.
(m)    As used in this ARTICLE 12, the term “Confidential Information” means all of the following information of Sellers or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Sellers, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):
(iii)    all information that is a trade secret under applicable trade secret or other law;
(iv)    all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;
(v)    all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;
(vi)    all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing; and
(vii)    all information provided to Buyer or its financial and legal advisors pursuant to Section 5.6.
(n)    Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this ARTICLE 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this ARTICLE 12 to the extent included within the definition. In the case of trade secrets, each of Buyer and Sellers waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.
(o)    Sellers have not disclosed any Confidential Information to Buyer concerning Sellers’ wellness business, which is an Excluded Asset, other than disclosure to Buyer of the types of laboratory tests Sellers currently perform and the related historical and projected volumes thereof. Buyer represents that Seller has not disclosed any other Confidential Information of Sellers relating to Sellers’ wellness business.
7.2    Restricted Use of Confidential Information.
(h)    Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information
(iii)    shall be kept confidential by the Receiving Party;
(iv)    shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and

(v)    without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by this Agreement or with the prior written consent of an authorized representative of Sellers with respect to Confidential Information of Sellers (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”).
(i)    Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Sellers, as the case may be, of the obligations of this ARTICLE 12 with respect to such information. Each of Buyer and Sellers shall
(i)    enforce this ARTICLE 12 as to its respective Representatives;
(ii)    take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this ARTICLE 12; and
(iii)    be responsible and liable for any breach of this ARTICLE 12 by it or its Representatives.
(j)    Unless and until this Agreement is terminated, Sellers shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of Sellers relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.
(k)    From and after the Closing, Section 12.2(a), (b) and (c) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of Sellers relating to the Business, any of the Assets or the Assumed Liabilities.
7.3    Exceptions. Sections 12.2(a), (b) and (c) above do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates
(c)    was, is or becomes generally available to the public other than as a result of a breach of this ARTICLE 12 or the Confidentiality Agreement by the Receiving Party or its Representatives;
(d)    was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or

(e)    was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.
No Seller shall disclose any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.
7.4    Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this ARTICLE 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with this ARTICLE 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. This Section 12.4 does not apply to any Proceedings between the parties to this Agreement.
7.5    Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall
(g)    destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material;
(h)    promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and
(i)    certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.
7.6    Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties

(d)    share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections;
(e)    are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates;
(f)    intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and
(g)    intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges.
No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.
ARTICLE 8
GENERAL PROVISIONS
8.1    Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
8.2    Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer and Sellers. Thereafter neither Buyer nor Sellers shall issue any press release or other public statement with respect to the Contemplated Transactions or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Legal Requirements or stock exchanges rules as determined in the good judgment of the party proposing to make such release, in which case the parties shall, to the extent lawful and practical, consult with one another and cooperate as to the timing and contents of any such press release or announcement. Subject to the foregoing, Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

8.3    Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given to a party when
(d)    delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid);
(e)    sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or
(f)    received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Sellers:	Hooper Holmes, Inc.
560 N. Rogers Road
Olathe, KS 66062
Attention: General Counsel
Fax no.: (913) 764-4878
E-mail address: tracy.mackey@hooperholmes.com

with a copy to (which shall

not constitute notice):	Sills Cummis & Gross P.C.
30 Rockefeller Plaza, 29th Floor
New York, NY 10112
Attention: David E. Weiss, Esq.
Fax no.: (212) 643-6500
E-mail address: dweiss@sillscummis.com

Buyer:	Clinical Reference Laboratory, Inc.
8433 Quivira Road
Lenexa, KS 66215
Attention: Timothy S. Sotos
Fax no.: (913) 492-2057
E-mail address: sotost@crlcorp.com

with a copy to (which shall

not constitute notice):	Lathrop & Gage LLP
2345 Grand Boulevard, Suite 2800
Kansas City, MO 64108
Attention: Dale A. Werts, Esq.
Fax no.: (816) 292-2001
E-mail address: dwerts@lathropgage.com

8.4    Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Kansas, County of Johnson, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Kansas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
8.5    Enforcement of Agreement. Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Sellers could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of this Agreement, without posting any bond or other undertaking.
8.6    Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,
(d)    no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(e)    no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

(f)    no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
8.7    Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Sellers) and constitutes (along with the Disclosure Schedule, Exhibits and other documents delivered under this Agreement, which are incorporated into this Agreement by this reference) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
8.8    Disclosure Schedule.
(a)    The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Sellers as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The Disclosure Schedule (and exhibits to this Agreement) shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein.
(b)    Sellers shall be entitled to make disclosure on any Part of the Disclosure Schedule by way of cross-reference to information disclosed in any other Part of the Disclosure Schedule if the applicability of such other information is apparent on the face of such disclosure. The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement, unless the disclosure in any Part of the Disclosure Schedule (or any supplement thereto) qualifies other Parts of the Disclosure Schedule for which the relevance or applicability of such disclosure is reasonably apparent on the face of such disclosure. No disclosure on any Part of the Disclosure Schedule relating to a possible breach or violation of any Contract, Legal Requirement or Order shall be construed as an admission or indication to any party that a breach or violation exists or has actually occurred.
8.9    Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Buyer; provided that Buyer shall not be relieved of its obligations to Sellers hereunder by any such assignment. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee under this Section 13.9 and as provided in ARTICLE 11.

8.10    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
8.11    Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Schedule.
8.12    Governing Law. This Agreement will be governed by and construed under the laws of the State of Kansas as they apply to contracts entered into and performed wholly within Kansas, without regard to conflicts-of-laws principles that would require the application of any other law.
8.13    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
8.14    Seller Obligations. The liability of each Seller under this Agreement shall be joint and several with each other Seller. Without limiting the generality of the foregoing, (a) where provision is made in this Agreement for any action to be taken or not taken by a Seller, Sellers jointly and severally undertake to take or not take such action, as the case may be, and (b) Sellers shall be jointly and severally liable for the indemnities set forth in ARTICLE 11.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:	Sellers:
CLINICAL REFERENCE LABORATORY, INC.	HOOPER HOLMES, INC.
By: /s/ John R. Martin Name: John R. Martin Title: EVP-CAO	By: /s/ Henry E. Dubois Name: Henry E. Dubois Title: CEO _
HERITAGE LABS INTERNATIONAL, LLC
By: /s/ Henry E. Dubois Name: Henry E. Dubois Title: CEO
MID-AMERICA AGENCY SERVICES, INCORPORATED
By: /s/ Henry E. Dubois Name: Henry E. Dubois Title: CEO

Exhibit 2.5

Purchase Price Allocation

Inventory	650,000

Equipment	250,000
Furniture and Fixtures	300,000
Hardware	100,000
Software	200,000
Intangibles	2,200,000
Total Purchase Price	3,700,000

Exhibit 2.7(a)(i)
Bill of Sale
(attached)

BILL OF SALE
This Bill of Sale (the “Bill of Sale”) is effective as of         , 2014 (the “Effective Date”), and is by Heritage Labs International, LLC, a Kansas limited liability company, Hooper Holmes, Inc., a New York corporation, and Mid-America Agency Services, Incorporated, a Nebraska corporation (collectively, the “Sellers”), for the benefit of Clinical Reference Laboratory, Inc., a Kansas corporation (“Buyer”).
Sellers and Buyer entered into a Strategic Alliance Agreement dated         , 2014 (the “Agreement”), providing for, among other things, the sale by Sellers to Buyer of the Assets. This Bill of Sale is the bill of sale required under Section 2.7(a) of the Agreement.
Therefore, in consideration of the mutual covenants and agreements contained in the Agreement, the Seller agrees as follows:
1.Definitions. Capitalized terms used but not defined in this Bill of Sale have the meanings given to them in the Agreement.
2.Assignment of Assets. Effective as of the Effective Date, Sellers assign and deliver to Buyer all of Sellers’ right, title and interest in and to the Assets, free and clear of all liens and other encumbrances.
3.Strategic Alliance Agreement. Nothing in this Assignment, express or implied, is intended to or will be construed to supersede, modify, replace, rescind, waive, expand or limit in any way the rights, remedies, obligations or liabilities of the parties under, and the terms of, the Agreement. To the extent that any provision of this Assignment conflicts with or is inconsistent with the terms of the Agreement, the Agreement will govern, including with respect to the enforcement of the rights and obligations of the parties to this Assignment.
4.Successors and Assigns. This Assignment binds and will inure to the benefit of the parties and their respective successors and assigns.
5.Counterparts. This Assignment may be executed in several counterparts, each of which will be deemed an original and all of which will constitute the same instrument. This Assignment may be delivered by facsimile transmission or by scanned e-mail transmission.
6.Further Assurances. Each of the parties, upon reasonable request from the other party, will from time to time after the Effective Date, execute and deliver such further instruments of transfer and take such other actions to more effectively consummate the transaction contemplated by this Assignment.
7.Third Parties. This Assignment is for the sole benefit of Buyer and not for the benefit of any third party.
8.Governing Law. This Assignment will be governed by the laws of the State of Kansas without regard to conflict of law principles.
[Signature Page Follows]

Each Seller caused its duly authorized representative to execute this Bill of Sale as of the Effective Date.

HOOPER HOLMES, INC.

By:
Name:
Title:

HERITAGE LABS INTERNATIONAL, LLC

By:
Name:
Title:

MID-AMERICA AGENCY SERVICES, INCORPORATED

By:
Name:
Title:

Exhibit 2.7(a)(ii)
Assignment and Assumption Agreement
(attached)

21415298v2

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (the “Assignment”) is effective as of     ___     , 2014 (the “Effective Date”) and is by and among Heritage Labs International, LLC, a Kansas limited liability company, Hooper Holmes, Inc., a New York corporation, Mid-America Agency Services, Incorporated, a Nebraska corporation (collectively, the “Assignors”), and Clinical Reference Laboratory, Inc., a Kansas corporation (“Assignee”).
Assignors and Assignee entered into a Strategic Alliance Agreement dated         ___    , 2014 (the “Agreement”), providing for, among other things, Assignee’s acquisition of the Assets and assumption of the Assumed Liabilities. This Assignment is the assignment and assumption agreement required under Section 2.7(a) of the Agreement.
Therefore, in consideration of the mutual covenants and agreements contained in the Agreement, the parties agree as follows:
1.Definitions. Capitalized terms used but not defined in this Assignment have the meanings given to them in the Agreement.
2.Assignment of Assets. Effective as of the Effective Date, Assignors assign and deliver to Assignee all of Assignors’ right, title, and interest in and to the Assets, whether tangible or intangible, free and clear of all liens and other encumbrances.
3.Assignment of Liabilities. Effective as of the Effective Date, Assignee hereby assumes the Assumed Liabilities, and agrees to observe, perform, pay, and discharge such Assumed Liabilities from and after the Effective Date. Assignee does not assume or have any responsibility of any nature for any liabilities other than the Assumed Liabilities.
4.Strategic Alliance Agreement. Nothing in this Assignment, express or implied, is intended to or will be construed to supersede, modify, replace, rescind, waive, expand or limit in any way the rights, remedies, obligations or liabilities of the parties under, and the terms of, the Agreement. To the extent that any provision of this Assignment conflicts with or is inconsistent with the terms of the Agreement, the Agreement will govern, including with respect to the enforcement of the rights and obligations of the parties to this Assignment.
5.Successors and Assigns. This Assignment binds and will inure to the benefit of the parties and their respective successors and assigns.
6.Counterparts. This Assignment may be executed in several counterparts, each of which will be deemed an original and all of which will constitute the same instrument. This Assignment may be delivered by facsimile transmission or by scanned e-mail transmission.
7.Further Assurances. Each of the parties, upon reasonable request from the other party, will from time to time after the Effective Date, execute and deliver such further instruments of transfer and take such other actions to more effectively consummate the transaction contemplated by this Assignment.

8.Third Parties. This Assignment is not for the benefit of any third party.
9.Governing Law. This Assignment will be governed by the laws of the State of Kansas without regard to conflict of law principles.

[Signature page follows.]

21415298v2

Each party caused its duly authorized representatives to execute this Assignment as of the Effective Date.
ASSIGNORS:

HOOPER HOLMES, INC.

By:
Name:
Title:

HERITAGE LABS INTERNATIONAL, LLC

By:
Name:
Title:

MID-AMERICA AGENCY SERVICES, INCORPORATED

By:
Name:
Title:

ASSIGNEE:

CLINICAL REFERENCE LABORATORY, INC.

By:
Name:
Title:

Exhibit 2.7(a)(iii)
IP Assignments
(attached)

ASSIGNMENT OF TRADEMARKS
For $10.00 (Ten and no/100 Dollars) and other good and valuable consideration, the receipt of which is acknowledged,
Hooper Holmes, Inc., a New York corporation
170 Mount Airy Road
Basking Ridge, New Jersey 07920
grants, conveys and assigns to
Clinical Reference Laboratory, Inc., a Kansas corporation
8433 Quivira Road
Lenexa, KS 66215

all right, title, and interest in and to the trademarks listed on the attached Exhibit A (the Marks), together with the goodwill of the business symbolized by the Marks, the registrations of the Marks, all common law rights associated with the Marks, all claims for damages by reason of past infringement of the Marks, and the right to sue and collect for any past infringement of the Marks.

    Signed: _____________________, 2014.

HOOPER HOLMES, INC.

By _______________________________
Authorized Officer

State of _________________    )
)     ss.
County of _______________    )

On this ___ day of ____________2014, before me, a Notary Public in and for said county and state, personally appeared _________________________ the ________________________ of Hooper Holmes, Inc., known to me to be the person and authorized officer of said corporation who executed the above Assignment on behalf of said company and acknowledged to me that the same was executed as the free and voluntary act and deed of said officer and as the free and voluntary act and deed of said company.
_____________________
My Commission Expires:                    NOTARY PUBLIC

EXHIBIT A
(United States)

Mark	Registration No	Application No.	Class	Goods/Services
MATURE ASSESSMENT	3,475,625	77/345,652	44 Int.	Medical testing services for use with respect to insurance underwriting and risk assessment
PROACTIVE HEALTH ASSESSMENT	3,834,031	77/842,086	44 Int.	Medical and healthcare information analysis services for insurance providers
HEALTHDEX	2,079,142	75/133,190	42 Int.	Gathering and dissemination of health information

ASSIGNMENT OF COPYRIGHTS
For $10.00 (Ten and no/100 Dollars) and other good and valuable consideration, including an asset transfer between the parties and their related companies, the receipt of which consideration is hereby acknowledged,
Hooper Holmes, Inc., a New York corporation
170 Mount Airy Road
Basking Ridge, New Jersey 07920
grants, conveys, and assigns to
Clinical Reference Laboratory, Inc., a Kansas corporation
8433 Quivira Road
Lenexa, KS 66215

all right, title, and interest in and to the copyrights, copyright registrations, and copyright applications listed on the attached Exhibit A, including without limitation (a) all claims for damages by reason of past infringement of the copyrights, (b) the rights to reproduce the copyrighted works, (c) the rights to prepare derivative works of the copyrighted works, (d) the rights to distribute copies of the copyrighted works by rental, lease, lending, sale, or other transfer of ownership, and (e) the rights to sue and collect for any past, present, and future infringement of the copyrights.
Signed ______________, 2014
Hooper Holmes, Inc.
By _____________________
Authorized Officer
State of         )
) ss.
County         )

On this ___ day of ________________2014, before me, a Notary Public in and for said county and state, personally appeared _________________________ the _____________________ of Hooper Holmes, Inc., known to me to be the person and authorized officer of said company who executed the above Assignment on behalf of said company and acknowledged to me that the same was executed as the free and voluntary act and deed of said officer and as the free and voluntary act and deed of said company.

_____________________
My Commission Expires:                NOTARY PUBLIC

EXHIBIT A

Registration #	Registration Date	Title of Work
TX0006917890	December 5, 2007	Mature Assessment

Exhibit 5.15
License Agreement
(attached)

21618575v4

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”), dated as of [*], 2014, by and between HERITAGE LABS INTERNATIONAL, LLC, a Kansas limited liability company with an address at 560 N. Rogers Road, Olathe KS 66062 (the “Licensor”), and CLINICAL REFERENCE LABORATORY, INC., a Kansas corporation with an address at 8433 Quivira Road, Lenexa, KS 66215 (the “Licensee”).

RECITALS
WHEREAS, the Licensor is the original owner and developer of the reference commonly referred to as the Laboratory Information Management System (the “Software”), which Software is utilized to enter, aggregate and report laboratory and other operating information for the Licensor’s Health & Wellness Business (the “Business”) and the Heritage Labs International Business (the “HLI Business”); and

WHEREAS, the Licensor desires to grant to the Licensee, and the Licensee desires to obtain from the Licensor, an exclusive license to use the Software, solely in accordance with the terms and on the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. GRANT OF RIGHTS.
1.1    Software License.
1.1.1    The Licensor hereby grants, and the Licensee hereby accepts, subject to the terms and conditions of this Agreement, a “read only”, exclusive (other than as to Licensor and its affiliates), and perpetual license to use the Software and the Software Materials (the “License”) in the normal course of business of the Licensee for a period of five (5) years (subject to Section 8 below).
1.1.2    Except for this License and the rights granted to Licensee under this Agreement, the Licensor hereby retains all of its right, title and interest in and to: (1) the copyright for the Software; (2) all manuals, instruction materials, specifications, explanations or guides, and any other related materials pertaining to the Software that are furnished to the Licensee by the Licensor in connection with the Software and relevant to the HLI Business (the “Software Materials”); and (3) all copies of the Software and Software Materials delivered to the Licensee or made by the Licensee in its use of the Software.
1.2    Sublicense. No license to sublicense the Software or any portion thereof is granted to Licensee hereunder, provided, that Licensee may sublicense the Software to any of its affiliates.
2.    ACCESS TO, AND SUPPORT OF, THE SOFTWARE.
2.1    Access. Upon the execution of this Agreement, or shortly thereafter, the Licensor shall provide remote access to the Software and the Software Materials.
2.3    Support. Licensor shall use commercially reasonable efforts to maintain the Software on Licensor’s servers during the Term. Licensee acknowledges that the Software is being licensed to Licensee

2

21618575v4

on an “as is” basis and that Licensor shall not have any obligation to maintain or repair the Software, other than consistent with Licensor’s internal use thereof.
3.    RESPONSIBILITIES OF THE LICENSEE.
3.1    General Use of Software. The Licensee shall use the Software in accordance with the Licensor’s written recommendations regarding operating procedures, audit controls, accuracy and security of input and output of data, restart and recovery routines, and any other procedures necessary for the Licensee’s intended use of the Software.
3.2    Modifications. The Licensor shall have the exclusive right to modify and enhance the Software, and the Licensee hereby agrees that it will not reverse engineer, decompile or disassemble the Software, or make any modifications or enhancements thereto, without the express written consent of the Licensor. Notwithstanding the foregoing, any modifications or enhancements to the Software made by the Licensee after having obtained the express written consent of the Licensor shall be deemed the exclusive property of the Licensor (and thereafter be part of the Software), and the Licensee hereby agrees to provide to Licensor, without charge, any such modification or enhancement and take any and all steps necessary to transfer and assign any and all rights to such modifications or enhancements to the Licensor.
3.3    Use of Software by Employees. The Licensee is responsible for ensuring that its employees are at all times educated and trained in the proper use and operation of the Software in accordance with the Licensor’s written recommendations and that the Software is used in accordance with the Software Materials.
4.    LICENSE FEE AND PAYMENT.
4.1    License Fee. The License shall be royalty free.
4.2    Taxes and Other Charges. The Licensee shall be responsible for paying all (i) sales, use, excise, value-added, or other tax or governmental charges imposed on the licensing or use of the Software and Software Materials hereunder and (ii) freight, insurance and installation charges.
5.    PROPRIETARY RIGHTS.
5.1    Ownership. The Software and Software Materials and all copyright, patent, trade secret, trademark and other proprietary or intellectual property rights of any kind arising therein, and in all other written or oral information provided by the Licensor to the Licensee for the purposes of this Agreement, including any Licensee modifications or enhancements to the Software, as specified in Section 3.2, are and shall remain the exclusive property of the Licensor.
5.2    Infringement of Rights. The Licensee shall notify the Licensor immediately if the Licensee becomes aware of any unauthorized use or infringement of the whole or any part of the Software or the Software Materials by any person or entity. If the Software or the Software Materials may have violated a third party’s intellectual property rights, the Licensor shall either modify them or obtain a license to allow for continued use, or, if these alternatives are not commercially reasonable, the Licensor may terminate the Licenses for the Software, the Software Materials, in whole or in part, as necessary.
6.    CONFIDENTIALITY.

3

21618575v4

6.1    Acknowledgement. Licensee hereby acknowledges and agrees that the Software and the Software Materials constitute and contain valuable proprietary products and trade secrets of Licensor, embodying substantial creative efforts and confidential information, ideas, and expressions. Accordingly, Licensee agrees to treat (and take precautions to ensure that its employees and consultants treat) the Software and the Software Materials as confidential in accordance with the confidentiality requirements and conditions set forth below.
6.2    Maintenance of Confidential Information. Each party agrees to keep confidential all confidential information disclosed to it by the other party in accordance herewith, and to protect the confidentiality thereof in the same manner it protects the confidentiality of similar information and data of its own (at all times exercising at least a reasonable degree of care in the protection of confidential information); provided, however, that neither party shall have any such obligation with respect to use by or disclosure to others not parties to this Agreement of such confidential information as can be established to: (a) have been known publicly; (b) have been known generally in the industry before communication by the disclosing party to the recipient; (c) have been known otherwise by the recipient before communication by the disclosing party; or (d) have been received by the recipient without any obligation of confidentiality from a source (other than the disclosing party) lawfully having possession of such information.
6.3    Injunctive Relief. Licensee acknowledges that the unauthorized use, transfer or disclosure of the Software, the Software Materials or copies thereof will: (a) substantially diminish the value to Licensor of the Software, the Software Materials, trade secrets and other proprietary interests that are the subject of this Agreement; (b) render Licensor’s remedy at law for such unauthorized use, disclosure or transfer inadequate; and (c) cause irreparable injury in a short period of time. If Licensee breaches any of its obligations with respect to the use or confidentiality of the Software, the Software Materials, trade secrets and other proprietary interests that are the subject of this Agreement, Licensor shall be entitled to equitable relief to protect its interests therein, including, but not limited to, preliminary and permanent injunctive relief.
7.    REMEDIES; WARRANTIES.
7.1    Licensee’s Sole Remedy. Notwithstanding anything to the contrary contained in this Agreement but subject to Section 5.2, the Licensor’s entire liability and the Licensee’s sole remedy hereunder, at the Licensor’s option, shall be to repair or replace the Software. The Licensor’s obligations with respect to such remedies shall be contingent on the Licensee’s use of the Software in accordance with this Agreement and in accordance with the Licensor’s instructions as provided by the Licensor in the Software Materials as such instructions may be amended, supplemented, or modified by the Licensor in writing to Licensee from time to time. The Software will be warranted in accordance with Section 7.2 below. Notwithstanding the preceding, the Licensor shall have no obligations with respect to any failures of the Software, as applicable, which are the result of accident, abuse, misapplication, extreme power surge or extreme electromagnetic field. Except in the case of third party claims of infringement under Section 9 below, the Licensor shall not be liable for any loss-of-profit, indirect, special, incidental, punitive or consequential damages, whether based on breach of contract, tort (including negligence), product liability, or otherwise, and whether or not Licensor has been advised of the possibility of such damages.
7.2    DISCLAIMER OF WARRANTIES. THE LICENSOR WARRANTS THAT THE SOFTWARE WILL SUBSTANTIALLY PERFORM AS STATED IN THIS AGREEMENT AND THE SOFTWARE MATERIALS AND WILL NOT INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE,

4

21618575v4

THERE ARE NO OTHER WARRANTIES WITH RESPECT TO THE SOFTWARE, SOFTWARE MATERIALS EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THE LICENSOR HAS BEEN INFORMED OF SUCH PURPOSE, OR ANY WARRANTIES THAT THE SOFTWARE AND THE SOFTWARE MATERIALS ARE OR WILL BE UNINTERRUPTED, ERROR-FREE, OR VIRUS-FREE.
8.    TERMINATION
8.1    Termination.
8.1.1    The License will automatically terminate upon the earlier of (i) the five-year anniversary of the date of this Agreement; provided, however, that the term of the License shall automatically renew at the end of the initial five (5) year term (and at the end of any subsequent renewal term) for an additional five (5) years as long as Licensor or any of its affiliates supports the Software.
8.1.2    Licensee shall have the right to purchase the Software (including the object code, source code and all related documentation and other Software Materials) from Licensor for $1.00 cash if: (i) Licensor provides written notice that Licensor intends to cease supporting the Software at a date specified therein, (ii) Licensor (or any of its affiliates) ceases to support the Software in accordance with this Agreement, (iii) this Agreement expires or is terminated for any reason, or (iv) Licensor ceases its business, becomes insolvent or files for protection under any bankruptcy or insolvency law (or has any such proceeding filed against it). Licensee shall exercise such purchase option, if at all, (A) within fifteen (15) days after the date specified in the Licensor’s notice described in clause (i) above, or (B) within fifteen (15) days after becoming aware of any circumstance described in clause (ii), (iii) or (iv) above, by written notice to Licensor. Upon receiving Licensee’s notice of exercise, Licensor shall promptly deliver the Software (including the object code and source code therefor), together with all such documentation and Software Materials, to Licensee, free and clear of all liens and encumbrances.
8.1.3    The Licensor may terminate the License (A) in the event Licensee fails to make timely notice of its intention to purchase the Software in accordance with 8.1.2, if a triggering event described in clause (i), (ii), (iii) or (iv) of Section 8.1.2 has occurred or (B) as provided in Section 8.2 in the event that the Licensee breaches any provision of this Agreement without Licensee’s cure as provided in Section 8.2.

8.1.4    The provisions of Sections 5, 6, 7, 8, 9, 10, 12, 13, 14 and 15 shall survive any such termination of the License. Upon termination of the Licenses, except as specifically provided herein, each party shall be responsible for its costs, fees and charges incurred through the date of termination.
8.2    Effective Date of Termination. Termination of the License due to a breach of Section 1 (Grants of Rights), Section 5 (Proprietary Rights) or Section 6 (Confidentiality) shall be effective on notice

5

21618575v4

of termination. In all other cases, termination shall be effective thirty (30) days after notice of termination to the Licensee if the defaults have not been cured within such thirty (30) day period.
8.3    Licensee Obligations on Termination. Within ten (10) days after termination of the License, the Licensee shall cease and desist all use of the Software and the Software Materials and shall destroy all full or partial copies of the Software and the Software Materials in the Licensee’s possession or under its control. The Licensor shall have a reasonable opportunity to conduct an inspection of the Licensee’s place of business to assure compliance with the terms of this Section 8.3; provided, however, that the Licensor provide the Licensee with notice forty-eight (48) hours prior to such inspection. Upon request, the Licensee shall execute an affidavit stating that all Software and Software Materials and copies thereof have been destroyed in accordance with this Agreement.
9.    INDEMNIFICATION.
9.1    The Licensor shall indemnify, defend and hold harmless the Licensee and its affiliates, and all of their respective officers, agents, employees and representatives, from and against all claims, demands and causes of action arising from and actual or alleged infringement by the Software or the Software Materials on the intellectual property rights of any third party.
9.2    The Licensee shall indemnify and hold harmless the Licensor and its affiliates, and all of their officers, agents, employees and representatives, from and against any claims, demands, or causes of action whatsoever, including without limitation those caused by, or arising out of, or resulting from, this Agreement or the use of the Software by the Licensee or its affiliates, or any of their officers, agents, employees or representatives, except to the extent covered by Licensor’s indemnity hereunder.
9.3    In no event shall Licensor’s or Licensee’s liability under this Section 9 exceed 25% of the Net Cash Consideration (as such term is defined in that certain Strategic Alliance Agreement dated as of April __, 2014, among Licensor, its affiliates Hooper Holmes, Inc. and Mid-America Agency Services, Incorporated, and Licensee, the “SAA”); provided, further, that in no event shall either party be entitled to recover for the same loss or damage under both the SAA and this Agreement.
10.    NOTICES.
All notices, authorizations, and requests in connection with this Agreement shall be deemed given (i) five (5) days after being deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (ii) one (1) day after being sent by overnight courier, charges prepaid, with a confirming fax; and addressed as first set forth above or to such other address as the party to receive the notice or request so designates by written notice to the other.
11.    NON-ASSIGNABILITY.
Neither the Licensee nor the Licensor shall assign this Agreement or its rights hereunder without the prior written consent of the other party. Notwithstanding the preceding, each party may assign this Agreement to an affiliate or a purchaser of such party’s business or assets, including by merger, consolidation or other reorganization or combination, without the consent of the other party.
12.    GOVERNING LAW.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas, without giving effect to principles of conflicts of laws.

6

21618575v4

13.    WAIVER OF REMEDIES.
No waiver of any rights arising under this Agreement shall be effective unless in writing and signed by a duly authorized signatory of the party against whom the waiver is to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement (except as expressly provided herein) shall operate as a waiver of any such right, power or remedy.
14.    SEVERABILITY.
If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforcement and the remaining provisions shall remain in full force and effect.
15.    MISCELLANEOUS.
This Agreement and its exhibits contain the entire understanding and agreement between the parties respecting the subject matter hereof. In the event of a dispute arising hereunder, the non-prevailing party shall be responsible for the costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such dispute. This Agreement may not be supplemented, modified, amended, released or discharged except as provided in Section 8 hereof or otherwise by an instrument in writing signed by each party’s duly authorized representative. All captions and headings in this Agreement are for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions. Any waiver by either party of any default or breach hereunder shall not constitute a waiver of any provision of this Agreement or of any subsequent default or breach of the same or a different kind. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this License Agreement as of the date first set forth below.
LICENSOR:

HERITAGE LABS INTERNATIONAL, LLC

By: ________________________________
Name:
Title:

LICENSEE:

CLINICAL REFERENCE LABORATORY, INC.

By: _______________________________
Name:
Title:

Exhibit 8.3
Sellers’ Consents Required
(attached)

Exhibit 8.3
Sellers’ Consents Required

Consent of, and Lien Release from, Keltic Financial Partners II, LP as it pertains to the Assets. See Part 3.8.

7

21618575v4